Exhibit 10.1
EXECUTION COPY
CREDIT AGREEMENT
Dated as of April 18, 2007
Among
CALLON PETROLEUM COMPANY
as Borrower,
MERRILL LYNCH,
PIERCE, FENNER & SMITH INCORPORATED,
as Lead Arranger
MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent and Revolving Loan Lender
MERRILL LYNCH BANK USA,
as Deposit Bank
and
THE LENDERS SIGNATORY HERETO
$200,000,000 Senior Secured Credit Facility

(continued)

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(continued)

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(continued)

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(continued)

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	- List of Percentage Shares and Maximum Credit Amounts

Exhibit A	- Form of Note
Exhibit B	- Form of Borrowing, Continuation and Conversion Request
Exhibit C	- Form of Compliance Certificate
Exhibit D	- List of Security Instruments
Exhibit E	- Form of Assignment Agreement

Schedule 7.02	- Liabilities
Schedule 7.03	- Litigation
Schedule 7.09	- Taxes
Schedule 7.10	- Titles, etc.
Schedule 7.13	- Subsidiaries and Partnerships
Schedule 7.16	- Environmental Matters
Schedule 7.18	- Insurance
Schedule 7.19	- Hedging Agreements
Schedule 7.21	- Material Agreements
Schedule 9.01	- Debt
Schedule 9.02	- Liens
Schedule 9.03	- Investments, Loans and Advances
Schedule 12.02	- Notice Information

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     This Credit Agreement dated as of April 18, 2007 is among Callon Petroleum Company, a Delaware corporation (the “Borrower”); each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”); Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Lead Arranger; Merrill Lynch Capital Corporation (in its individual capacity, “Merrill”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as Revolving Loan Lender; and Merrill Lynch Bank USA, as Deposit Bank.
INTRODUCTION
     A. The Borrower has advised Merrill that its wholly-owned subsidiary Callon Petroleum Operating Company, a Delaware corporation (“CPOC”), under the Purchase and Sale Agreement dated as of March 8, 2007, (the “Acquisition Agreement”) with BP Exploration & Production Inc., a Delaware corporation (“BP”), will acquire (the “Acquisition”) all of BP’s interests in the Oil and Gas Properties (as defined below) on, under or related to Garden Banks Blocks 738, 782, 785, 826, and 827 located in the federal offshore waters of the Gulf of Mexico subject to certain depth limits (the “Entrada Field”). The Acquisition and the execution and delivery of this Agreement, the other Credit Documents and the other transactions contemplated hereby and thereby are referred to as the “Transactions.”
     B. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower to finance the Acquisition and pay related fees and expenses, subject to the terms and conditions set forth in this Agreement on the date of consummation of the Acquisition (the “Closing Date”) and thereafter to finance the development of Oil and Gas Properties in the Entrada Field owned by Borrower and its Subsidiaries and for other general corporate purposes.
     C. The lenders under the Amended and Restated Credit Agreement dated as of August 30, 2006 (as modified or amended, the “UBOC Credit Agreement”) among the Borrower, Union Bank of California, N.A. as lead arranger and administrative agent, and the lenders signatory thereto, have consented to the Borrower’s entering into this Agreement subject to an amendment of the UBOC Credit Agreement to be effective upon the Closing Date.
     D. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Matters
     Section 1.01 Terms Defined Above. As used in this Agreement, the terms “Acquisition,” “Acquisition Agreement,” “Administrative Agent,” “Borrower,” “BP,” “Closing Date,” “CPOC,” “Entrada Field,” “Lender,” “Lenders,” “Merrill,” “Transactions,” and “UBOC Credit Agreement” shall have the meanings indicated above.

     Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural and vice versa):
     “Account” means an account maintained with the Administrative Agent for the benefit of the Lenders but under the sole dominion and control of the Administrative Agent.
     “Additional Costs” has the meaning assigned such term in Section 5.01(a).
     “Affected Loans” has the meaning assigned such term in Section 5.04.
     “Affiliate” of any Person means (a) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (b) any director or officer of such first Person or of any Person referred to in clause (a) above, and (c) if any Person in clause (a) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.
     “Agreement” means this Credit Agreement, as the same may from time to time be amended or supplemented.
     “Aggregate Commitments” at any time shall equal the amount calculated in accordance with Section 2.03(a).
     “Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts of the Lenders, as the same may be reduced pursuant to Section 2.03(b) and (c). The Aggregate Maximum Credit Amount on the Closing Date shall be $200,000,000.
     “Applicable Lending Office” means, for each Lender and the Revolving Loan Lender and for each Type of Loan, the lending office of such Lender and the Revolving Loan Lender (or an Affiliate of such Lender or the Revolving Loan Lender) designated for such Type of Loan on the attached Schedule 12.02 or such other offices of such Lender or the Revolving Loan Lender (or of an Affiliate of such Lender or the Revolving Loan Lender) as such Lender or the Revolving Loan Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Margin” means (a) with respect to LIBOR Loans, 7.00% per annum and (b) with respect to Base Rate Loans, 6.00% per annum.
     “Applicable Premium” means, as determined by the Administrative Agent, with respect to the voluntary reduction of the Aggregate Maximum Credit Amount before April 18, 2008, the greater of (a) 3.0% of the amount of such voluntary reduction and (b) the excess of (i) the present value at such time of (A) 103% of the amount of such voluntary reduction (which, for purposes of calculating the present value thereof shall be deemed to be paid on April 17, 2008) plus (B) all required interest payments due on the amount of such voluntary reduction through April 17, 2008 assuming that the rate of interest is the rate of interest in effect on the date the notice of reduction is given, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the amount of such voluntary reduction.
     “Assignment” has the meaning assigned such term in Section 12.06(b).
     “Base Rate” means, with respect to any Base Rate Loan, for any day, the higher of (a) the Federal Funds Rate for any such day plus 1/2 of 1% or (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.
     “Base Rate Loans” means Loans that bear interest at rates based upon the Base Rate.
     “Beneficiaries” means the Administrative Agent, the Deposit Bank, the Lenders and each Affiliate of a Lender that is a party to a Hedging Agreement related to interest payable on the loans or commodity prices for production of Hydrocarbons from the Collateral with the Borrower or any Guarantor.
     “Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.08.
     “Borrowing Base Deficiency” shall occur and be continuing at any time that, and relate to the amount by which, the aggregate outstanding principal amount of the Loans exceeds the Borrowing Base.
     “Business Day” means (a) any day other than a day on which commercial banks are authorized or required to close in New York, New York and, where such term is used in the definition of “Quarterly Date” or (b) if such day relates to (i) a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan, (ii) a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, or (iii) a Deposit Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons, other than the Borrower or any Affiliate of the Borrower, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by the Borrower’s management or their designees to be voted in favor of persons nominated by the Borrower’s Board of Directors) of 40% or more of the outstanding voting securities of the Borrower, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Borrower), (b) the Borrower shall fail beneficially to own, directly or indirectly, 100% of the outstanding shares of voting capital stock of any of the Guarantors on a fully-diluted basis, or (c) 50% or more of the directors of the Borrower shall consist of Persons not nominated by the Borrower’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.
     “Collateral” means the Entrada Assets and any additional Oil and Gas Properties in which Liens are granted pursuant to Section 2.07(b)(iii)(C) as more particularly described in the Security Instruments.
     “Commitment” means, as to each Lender, its obligation (a) to make its Deposit pursuant to Section 2.01(b) and (b) to purchase participations in Loans pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) the Maximum Credit Amount for such Lender and (ii) such Lender’s Percentage Share of the amount equal to the then effective Borrowing Base.
     “Consolidated Interest Expense” means, for any period, the interest expense (less any imputed interest expense attributable to the obligation of CPOC to pay additional consideration upon the occurrence of certain future events pursuant to Section 2.3 of the Acquisition Agreement) net of interest income of the Borrower and its Consolidated Subsidiaries calculated in accordance with GAAP for such period.
     “Consolidated Net Debt” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries in accordance with GAAP, (a) all outstanding Funded Debt of the Borrower and its Subsidiaries on such date minus (b) without duplication, the lesser of (i) $20,000,000 and (ii)(A) cash and short-term investments, (B) restricted cash, in an amount not to exceed the aggregate amount of Debt of the Borrower or any of its Subsidiaries, the terms of which Debt cause such cash to appear as restricted cash on the consolidated balance sheet of the Borrower and its Subsidiaries, and (C) broker, counterparty, and customer margin/collateral assets and deposits advanced to or held on behalf of such broker, counterparty or customer, as each of the foregoing appears on the consolidated balance sheet of the Borrower and its Subsidiaries.
     “Consolidated Net Income” means with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.
     “Consolidated Subsidiaries” means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” means a Subsidiary consolidated with the Borrower.
     “Credit Documents” mean this Agreement, the Notes, the Fee Letter, and the Security Instruments.
     “Credit Party” means the Borrower and the Guarantors, collectively, “Credit Parties.”
     “Debt” means, for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (e) all obligations of such Person under leases treated as operating leases under GAAP and as a loan or financing for U.S. income tax purposes; (f) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments, except as disclosed by Section 8.07(c); (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock, but excluding, in the case of the Borrower, mandatory obligations to redeem such stock after the Maturity Date; (l) any Debt of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (n) all obligations of such Person under Hedging Agreements.
     “Default” means an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

     “Deficiency Payment” means, in respect of any Borrowing Base Deficiency, any payments made by the Borrower during a Deficiency Period for such Borrowing Base Deficiency equal to either (a) in the case of each such payment the amount of the Borrowing Base Deficiency on the first day of such Deficiency Period divided by six or (b) such other amount as the Required Lenders may approve, which when aggregated with the other such payments for such Deficiency Period, are sufficient to reduce the Borrowing Base Deficiency to zero on or before the final day of such Deficiency Period.
     “Deficiency Period” means any period of time commencing on the date that the Administrative Agent notifies the Borrower of the existence of a Borrowing Base Deficiency and ending on the date which is six months thereafter.
     “Deposit” means, as to each Lender, the cash deposit made by such Lender pursuant to Section 2.02(a), as such deposit may be (a) reduced from time to time pursuant to the terms of this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. Unless otherwise agreed by the Administrative Agent and the Borrower, the initial amount of each Lender’s Deposit shall be equal to the amount of its Maximum Credit Amount on the Closing Date or on the date that such Person becomes a Lender pursuant to Section 10.06.
     “Deposit Account” means the account of, and established by, the Administrative Agent under its sole and exclusive control and maintained at the office of the Deposit Bank, and designated as the “Callon Petroleum Deposit Account” that shall be used solely for the purposes set forth in Section 2.02.
     “Deposit Account Cost Amount” means the cost as a percentage rate per annum determined by the Administrative Agent in consultation with the Borrower of investing the Deposit Account balance, which cost shall not exceed 0.15% per annum.
     “Deposit Bank” means Merrill Lynch Bank USA and any successor deposit bank appointed pursuant to Section 11.09.
     “Deposit Period” means (a) in the case of the first Deposit Period, the period commencing on the Closing Date and ending April 30, 2007 and (b) in the case of each subsequent Deposit Period, a period corresponding to a one-month Interest Period commencing on the day following the end of the immediately preceding Deposit Period.
     “Deposit Rate” means, at any time, the sum of (a) LIBOR Rate that would be in effect at such time for a Loan made on the first day of the Deposit Period then in effect and having an Interest Period equal to the Deposit Period then in effect minus (b) Deposit Account Cost Amount.
     “Dollars” and “$” means lawful money of the United States of America.
     “EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period plus (b) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, taxes, depreciation, depletion and amortization and any other non cash charges or expenses.

     “Engineering Reports” has the meaning assigned such term in Section 2.08.
     “Entrada Assets” has the meaning assigned to such term in Section 8.08(a).
     “Environmental Laws” means any and all Governmental Requirements pertaining to health or the environment in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term “oil” has the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.
     “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m), or (o) of section 414 of the Code.
     “ERISA Event” means (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Event of Default” has the meaning assigned such term in Section 10.01.
     “Excepted Liens” means: (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (f) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (g) Liens permitted by the Security Instruments.
     “Excess Entrada Cash Flow” means, for any consecutive two-fiscal quarter period for the Borrower and its Subsidiaries on a consolidated basis as certified to the Administrative Agent and the Lenders by a Responsible Officer of the Borrower, (a) revenues from the Entrada Field for such period minus (b) the sum of (i) operating expenses (including allocable general and administrative expenses) attributable to the Entrada Field for such period, (ii) the amount of capital expenditures made by the Borrower and its Subsidiaries for the development of the Entrada Field during such period provided that the amount of capital expenditures for the development of the Entrada Field under this clause (ii) for all periods for which Excess Entrada Cash Flow is calculated may not exceed $35,000,000, (iii) Aggregate Maximum Credit Amount reductions made during such period, all as determined in accordance with GAAP, (iv) interest expense and commitment fees on the Loans, and (v) income taxes attributable to the revenues from the Entrada Field less the operating expenses (including allocable general and administrative expenses) attributable to the Entrada Field calculated at the Borrower’s effective marginal tax rate.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the

Business Day next succeeding such day, provided that (a) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement from Merrill to the Borrower dated as of March 7, 2007 concerning certain fees in connection with this Agreement and any agreements or instruments executed in connection therewith, as the same may be amended or replaced from time to time.
     “Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries described or referred to in Section 7.02.
     “Funded Debt” means, for any Person the sum (without duplication) of all Debt of the type described in clauses (a), (d), (e), (f), (g), (h), and (i) of the definition of Debt.
     “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
     “Governmental Authority” shall include the country, the state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein means a Governmental Authority having jurisdiction over, where applicable, the Borrower, its Subsidiaries or any of their Property or the Administrative Agent, any Lender, any Affiliate of Lender or any Applicable Lending Office.
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
     “Guarantors” means CPOC, Callon Offshore Production, Inc., a Mississippi corporation, Mississippi Marketing, Inc., a Mississippi corporation, and any of the Borrower’s Subsidiaries required to become a Guarantor under Section 8.12.
     “Guaranty Agreement” means an agreement executed by each Guarantor in form and substance satisfactory to the Administrative Agent guarantying, unconditionally, on a joint and several basis, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

     “Hanover Processing Agreement” means the Processing Agreement dated as of December 14, 2001 by and between CPOC and Hanover Compression Limited Partnership and an accurate copy of which has been previously provided to the Lenders.
     “Hanover Sales Documents” means the Bill of Sale dated as of December 14, 2001 and the Engineering, Procurement, Construction and Installation (EPCI) Contract dated as of December 14, 2001 each by and between CPOC and Hanover Compression Limited Partnership and accurate copies of which have been previously provided to the Lenders.
     “Hedging Agreements” means any commodity, interest rate or currency swap, cap, floor, collar, forward agreement (for a term in excess of thirty days) or other exchange or protection agreements or any option with respect to any such transaction.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
     “Indemnified Parties” has the meaning assigned such term in Section 12.03(a)(ii).
     “Indemnity Matters” means any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.
     “Initial Reserve Report” means the report of the Borrower, dated effective as of February 22, 2007, with respect to the Oil and Gas Properties of the Borrower as of December 31, 2006, a copy of which has been delivered to the Administrative Agent and the Lenders.
     “Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.02 (or such other period as may be requested by the Borrower and agreed to by the

Required Lenders), except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.
     Notwithstanding the foregoing: (a) no Interest Period may end after the Maturity Date; (b) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (c) except as set forth in clause (d), no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder; and (d) unless consented to by the Administrative Agent in its sole discretion, no LIBOR Loans may be elected on the Closing Date or prior to the date 30 days thereafter (unless the completion of the primary syndication of the Loans as determined by the Lead Arranger shall have occurred), except that from and after the fifth Business Day after the Closing Date LIBOR periods of 14 days may be elected until the 30th day after the Closing Date.
     “Joint Operating Agreement” means the Operating Agreement dated as of December 6, 1999 between BP (as successor in interest to Vastar Resources, Inc.) and CPOC.
     “LIBOR” means the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period commencing on the first day of such Interest Period appearing on Dow Jones Market Service Page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period. In the event that such rate does not appear on Dow Jones Market Service Page 3750, “LIBOR” shall be determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by leading reference banks in the London interbank market to Merrill at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Loan.
     “LIBOR Loans” means Loans the interest rates on which are determined on the basis of rates referred to in the definition of “LIBOR Rate”.
     “LIBOR Rate” means, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (a) LIBOR for such Loan for the Interest Period for such Loan divided by (b) 1 minus the Reserve Requirement for such Loan for such Interest Period.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting

Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Loans” means the loans as provided for by Section 2.01(a)(i).
     “Material Adverse Effect” means any material adverse effect upon, or material adverse change in, (a) the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and its Subsidiaries taken as a whole to duly and punctually pay and perform their obligations under this Agreement and any of the other Credit Documents, (c) the validity, binding effect or enforceability of this Agreement or any of the other Credit Documents, or (d) the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce its legal remedies pursuant to this Agreement and the other Credit Documents or otherwise available at law or in equity.
     “Maturity Date” means the earlier of (a) September 8, 2010 if the Senior Notes have not been refinanced on or before such date with unsecured debt (including convertible debt) with a maturity after June 30, 2014, common equity, or preferred equity (including convertible preferred) that is not redeemable before July 1, 2014 and (b) March 31, 2014.
     “Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts” (as the same may be reduced pursuant to Section 2.03(b) and (c) pro rata to each Lender based on its Percentage Share), as modified from time to time to reflect any assignments permitted by Section 12.06(b).
     “Multiemployer Plan” means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.
     “Notes” means the Notes provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, substitutions, amendments, and/or modifications thereof.
     “Obligations” means all indebtedness, obligations and liabilities of the Borrower to any of the Lenders, any of the Lenders’ Affiliates, or the Administrative Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under any Hedging Agreement related to interest payable on the Loans or commodity prices for production of Hydrocarbons from the Collateral, under this Agreement or the other Credit Documents or in respect of any of the Loans made or any of the Notes, or other instruments at any time evidencing any thereof, including any prepayment premiums, the Applicable Premium, and interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, and all renewals, extensions, rearrangements, amendments, refinancings, replacements and/or increases of the foregoing. The term “Obligations” shall include, where the context refers to “Obligations” of any or all of the Guarantors, all obligations of any or all of the Guarantors, pursuant to any and all guarantees, guaranty agreements, and all other instruments, executed by any and all of the Guarantors, now or in the future, guaranteeing all or any portion of the “Obligations” of the Borrower.
     “Oil and Gas Properties” means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Other Taxes” has the meaning assigned such term in Section 4.06(b).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.
     “Percentage Share” means the percentage of the Aggregate Maximum Credit Amount to be provided by a Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).
     “Permitted Medusa Transaction” means each of the following transactions now or hereafter undertaken by the Borrower or any Subsidiary with respect to the development of Oil and Gas Properties related to Mississippi Canyon Blocks 582, 538, 493, 624, 539, and 581 located in the federal offshore waters of the Gulf of Mexico (the “Medusa Field”) in conjunction with the other working interest owners in the Medusa Field:
     (a) the construction of the gas export line and related facilities designed to transport natural gas production from the Medusa Field to downstream markets (the “Medusa Gas System”); the conveyance of all or a portion thereof to a third party (the “Medusa Gas System Owner”) upon completion thereof in consideration of the Medusa

Field working interest owners being reimbursed for all or a portion of their actual costs incurred for construction of that portion of the Medusa Gas System so conveyed; and the agreement of the Medusa Field working interest owners to transport all or a portion of their future gas production from the Medusa Field for a gathering fee (which gathering fee may vary based on actual throughput) paid to the Medusa Gas System Owner, pursuant to, among other things, the documents and agreements listed as items 4 through 17 on Schedule 7.21, as the same may be from time to time modified or amended;
     (b) the construction of the oil export line and related facilities designed to transport oil production from the Medusa Field to downstream markets (the “Medusa Oil System”); the conveyance of all or a portion thereof to a third party (the “Medusa Oil System Owner”) upon completion thereof in consideration of the Medusa Field working interest owners being reimbursed for all or a portion of their actual costs incurred for construction of that portion of the Medusa Oil System so conveyed; and the agreement of the Medusa Field working interest owners to transport all or a portion of their future oil production from the Medusa Field for a transportation fee (which transportation fee may vary based on actual throughput) paid to the Medusa Oil System Owner, pursuant to, among other things, the documents and agreements listed as items 4 through 17 on Schedule 7.21, as the same may be from time to time modified or amended; and
     (c) the construction of a spar facility (the “Medusa SPAR”) to produce and process the Medusa field hydrocarbons; the conveyance of all or a portion thereof to an Affiliate or a third party (the “Medusa SPAR Owner”) upon completion thereof in consideration of the Medusa Field working interest owners being reimbursed for all or a portion of their actual costs incurred for construction of that portion of the Medusa SPAR so conveyed; and the agreement of the Medusa Field working interest owners to produce and process all or a portion of their future production from the Medusa Field through the Medusa SPAR for a tariff (which tariff may vary based on actual throughput) paid to the Medusa SPAR Owner, pursuant to, among other things, the documents and agreements listed as items 6 through 17 on Schedule 7.21, as the same may be from time to time modified or amended.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (b) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.
     “Post Default Rate” means, in respect of any principal of any Loan and any interest thereon, or any other amount payable by the Borrower under this Agreement or any other Credit Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to 2% per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate; provided however, that for a

LIBOR Loan, and any past due interest thereon, the “Post Default Rate” for such principal shall be, for the period commencing on the date of occurrence of an Event of Default and ending on the earlier to occur of the last day of the Interest Period therefor or the date all Events of Default are cured or waived, 2% per annum above the interest rate for such Loan as provided in Section 3.02(a)(ii), but in no event to exceed the Highest Lawful Rate.
     “Prime Rate” means the rate of interest from time to time announced publicly by the Administrative Agent at the Principal Office as its prime commercial lending rate. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate, it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Principal Office” means the principal office of the Administrative Agent, presently located at 4 World Financial Center, 250 Vesey Street, New York, New York 10080.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “PV10” means the present value of future cash flows utilizing the average of the three-year strip price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor) utilizing a 10% discount rate and adjusted to give effect to the commodity hedging agreements of the Borrower and its Subsidiaries then in effect.
     “Quarterly Dates” means the last day of each March, June, September, and December, in each year, the first of which shall be June 30, 2007.
     “Redetermination Date” means the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.02(c) both for scheduled redeterminations and unscheduled redeterminations.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.
     “Regulatory Change” means, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.
     “Required Lenders” means, at any time while no Loans are outstanding, Lenders having at least a majority of the Aggregate Commitments and, at any time while Loans are outstanding, Lenders holding or holding participation interests in at least a majority of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a subparticipation in any Loan under Section 12.06(c)).

     “Required Payment” has the meaning assigned such term in Section 4.04.
     “Reserve Report” means a report, in form and substance satisfactory to the Administrative Agent, setting forth, as of each January 1 or July 1 (or such other date in the event of an unscheduled redetermination): (a) the oil and gas reserves attributable to the Borrower’s proved Oil and Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time and (b) such other information as the Administrative Agent may reasonably request.
     “Reserve Requirement” means, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (b) any category of extensions of credit or other assets which include a LIBOR Loan.
     “Responsible Officer” means, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer or the Treasurer of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
     “Revolving Loan Lender” means Merrill and any successor Revolving Loan Lender pursuant to Section 11.09.
     “Scheduled Redetermination Date” has the meaning assigned such term in Section 2.08(d).
     “SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
     “Security Instruments” means the agreements or instruments described or referred to in Exhibit D, and any and all other agreements or instruments heretofore, now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, the Notes and this Agreement, as such agreements may be amended, supplemented or restated from time to time.
     “Senior Notes” means the 9.75% Senior Notes due December 8, 2010, issued by the Borrower under the Indenture dated March 15, 2004 between the Borrower and American Stock Transfer & Trust Company as trustee, as modified, renewed, or supplemented from time to time.

     “Special Entity” means any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g. a sole general partner controls a limited partnership).
     “Subordinated Debt” means any Debt of the Borrower expressly subordinated to the Obligations, on terms specifically including, without limitation, that payments on such Debt shall be prohibited if a Default exists or would result from such payment, and other terms and conditions and pursuant to documentation, all in form and substance satisfactory to the Required Lenders.
     “Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries and (b) any Special Entity of which at least a majority of the equity interests are owned, directly or indirectly or controlled by such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.
     “Taxes” has the meaning assigned such term in Section 4.06(a).
     “Transfer” has the meaning assigned such term in Section 9.13.
     “Treasury Rate” means, as determined or obtained by the Administrative Agent, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the reduction date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the reduction date to April 17, 2008; provided, however, that if the period from the reduction date to April 17, 2008, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the reduction date to April 17, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     “Type” means, with respect to any Loan, a Base Rate Loan or a LIBOR Loan.

     Section 1.03 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Borrower referred to in Section 7.02 (except for changes concurred with by the Borrower’s independent public accountants).
ARTICLE II
Commitments
     Section 2.01 Loans.
     (a) Loans.
     (i) The Revolving Loan Lender agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower during the period from the Closing Date to the Maturity Date in an amount not to exceed the Aggregate Commitments. Each Loan shall be in an aggregate amount not less than $1,000,000 and in integral multiples of $1,000,000 in excess thereof. The Borrower may from time to time borrow, prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).
     (ii) Each Loan shall be made pursuant to a written notice to the Administrative Agent (which shall promptly notify the Lenders) in the form of Exhibit B (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Administrative Agent not later than 11:00 a.m. (New York time) on the requested borrowing date, in each case to the Administrative Agent’s Applicable Lending Office. The Administrative Agent shall give to the Revolving Loan Lender and each Lender prompt notice on the day of receipt of a timely notice of borrowing. Upon fulfillment of the applicable conditions set forth in Article VI, the Revolving Loan Lender shall, to the extent it receives funds from the Deposit Account, make the funds for the borrowing available to the Administrative Agent pursuant to Section 2.01(a)(iv), and the Administrative Agent will promptly make such funds from the borrowing available to the Borrower not later than 2:00 p.m. (New York time) at such account as the Borrower shall specify in writing to the Administrative Agent. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Administrative Agent.
     (iii) Upon the date of any Loan, the Revolving Loan Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Revolving Loan Lender a participation in the Obligations related to such Loan equal to such Lender’s Percentage Share at such date. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Loans is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (iv) Each Lender hereby irrevocably authorizes the Administrative Agent to withdraw a portion of its Deposit in an amount equal to such Lender’s Percentage Share of each Loan and pay the same over to the Revolving Loan Lender. The Deposit Bank hereby agrees to effect the withdrawal referred to in the immediately preceding sentence and all other withdrawals and payments requested by the Administrative Agent pursuant to, and in accordance with, the terms of this Agreement. Promptly following receipt by the Administrative Agent of any principal payment from the Borrower of any Loans, the Administrative Agent shall pay such payment to the Deposit Bank for deposit in the Deposit Account. The Borrower shall pay interest on the unpaid amount of such Loan as provided in Section 3.02.
     (b) Deposit Account. On the Closing Date, subject to the satisfaction of the conditions precedent set forth in Article VI and unless otherwise agreed by the relevant Lenders and the Borrower, each Lender shall deposit with the Deposit Bank such Lender’s Deposit in the amount of its Maximum Credit Amount. The Deposits shall be held by the Deposit Bank in (or credited to) the Deposit Account, and no Person other than the Deposit Bank or the Administrative Agent shall have a right of withdrawal from the Deposit Account or any other right or power with respect to the Deposits. Notwithstanding anything herein to the contrary, the obligation of each Lender in respect of its participation in Loans shall be satisfied in full upon the funding of its Deposit. Each of the Deposit Bank, the Administrative Agent, and each Lender hereby acknowledges and agrees (i) that each Lender is funding its Deposit to the Deposit Bank for application in the manner contemplated by Section 2.01(a), (ii) the Deposit Bank may invest the Deposits in such investments as may be determined from time to time by the Deposit Bank so as to earn a return equal to at least the Deposit Rate described in the following clause (iii) or as provided in Section 2.01(d), and (iii) the Deposit Bank hereby agrees to pay to the Administrative Agent, which agrees to distribute to each Lender promptly after receipt, a return on its Deposit (except as otherwise provided in Sections 2.01(d) and (e)) equal at any time to the Deposit Rate at such time, payable quarterly in arrears on or before the later of (A) the last Business Day of each March, June, September and December and (B) the same Business Day that the Lenders receive payment of the commitment fees pursuant to Section 2.04(a), commencing with the first such date to occur after the Closing Date, and on the Maturity Date.
     (c) Right to Deposit Account. No Credit Party shall have any right, title or interest in or to the Deposit Account or the Deposits and no Credit Party shall have any obligations with respect thereto (except to repay outstanding Loans), it being acknowledged and agreed by the parties hereto that the funding of the Deposits by the Lenders, and the application of the Deposits in the manner contemplated by Section 2.01(a) constitute agreements among the Deposit Bank, the Administrative Agent, and each Lender with respect to the participation in the Loans and do not constitute any loan or extension of credit to the Borrower.

     (d) LIBOR Availability. If the Deposit Bank is not offering Dollar deposits (in the applicable amounts) in the London interbank market, or the Deposit Bank reasonably determines that adequate and fair means do not otherwise exist for ascertaining the Deposit Rate, then the Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate reasonably determined by the Deposit Bank in accordance with banking industry rules on interbank compensation and the Deposit Bank hereby agrees to pay such greater amount to each Lender on its Deposit.
     (e) Early Payments. If any Loan is repaid by the Borrower on a day other than on the last day of a Deposit Period, the Administrative Agent shall, upon receipt thereof, pay over such amounts to the Deposit Bank which will invest such amounts in overnight or short-term cash equivalent investments until the end of the Deposit Period at the time in effect and the Borrower shall pay to the Deposit Bank, upon the Deposit Bank’s request therefor, the amount, if any, by which the interest which would have accrued on a like amount of Deposits through the end of the then-current Deposit Period shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of the applicable Deposit Period, as determined by the Deposit Bank (such determination shall, absent manifest error, be presumed correct and binding on all parties hereto). In the event that the Borrower shall fail to pay any amount due under this Section 2.01(e), the interest payable by the Deposit Bank to the Lenders on their Deposits under Section 2.01(b) shall be correspondingly reduced and the Lenders shall without further act succeed, ratably in accordance with their Percentage Share, to the rights of the Deposit Bank with respect to such amount due from the Borrower. All repayments or prepayments of Loans received by the Administrative Agent prior to the termination of the Commitments, shall be paid over to the Deposit Bank, for the ratable benefit of the Lenders, and the Deposit Bank will deposit same in the Deposit Account.
     (f) Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of the Borrower, the Loans may be Base Rate Loans or LIBOR Loans; provided that, without the prior written consent of the Required Lenders, no more than three LIBOR Loans may be outstanding at any time.
     Section 2.02 Continuations and Conversions.
     (a) Notices. Each Loan shall initially be deemed to be a LIBOR Loan with an Interest Period ending on the last day of the Deposit Period then in effect. Thereafter, all continuations and conversions shall require advance written notice to the Administrative Agent (which shall promptly notify the Lenders) in the form of Exhibit B (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Administrative Agent not later than 1:00 p.m. (New York time) (i) on the date of each Base Rate Loan conversion and (ii) three Business Days prior to the date of each LIBOR Loan continuation or conversion. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Administrative Agent.

     (b) Continuation Options. Subject to the provisions made in this Section 2.02(b), the Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(a) to the Administrative Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.02(c). All or any part of any LIBOR Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) no Default has occurred and be continuing. If a Default has occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.
     (c) Conversion Options. The Borrower may elect to convert all or any part of any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Administrative Agent (which shall promptly notify the Lenders) of such election. Subject to the provisions made in this Section 2.02(c), the Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Loan by giving advance notice as provided in Section 2.02(a) to the Administrative Agent (which shall promptly notify the Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) no Default has occurred and be continuing. If a Default has occurred and be continuing, no Base Rate Loan may be converted into a LIBOR Loan.
     Section 2.03 Changes of Commitments.
     (a) The Aggregate Commitments shall at all times be equal to the lesser of (i) the Aggregate Maximum Credit Amount after adjustments resulting from reductions pursuant to Section 2.03(b) and (c) and (ii) the Borrowing Base as determined from time to time.
     (b) The Borrower has the right to terminate or to reduce the Aggregate Maximum Credit Amount at any time, or from time to time, upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof) and shall be irrevocable and effective only upon receipt by the Administrative Agent.
     (c) The Aggregate Maximum Credit Amount shall be reduced by the amount of each mandatory reduction required to be made pursuant to Section 2.07(b).
     (d) At the time of any reduction or termination of the Maximum Credit Amount of any Lender pursuant to this Section 2.03 or Section 2.07(b) or on the Maturity Date, the Administrative Agent shall request the Deposit Bank to withdraw from the Deposit Account and to pay the same over to it, and shall return to such Lender, the Lender’s Deposit in an aggregate amount equal to such reduction (or the amount of the Maximum Credit Amount being terminated) and the Deposit Bank agrees that it shall, unless prohibited by any Governmental Authority, make such withdrawal. Any reduction or termination of the Aggregate Maximum Credit Amount pursuant to this Section 2.03 or Section 2.07(b) shall be permanent, with no obligation of the Lenders to reinstate any reduction or termination of the Aggregate Maximum Credit Amount, and the commitment fees provided for in Section 2.04(a) shall thereafter be computed on the basis of the Aggregate Maximum Credit Amount as so reduced. The Administrative Agent shall give each Lender prompt notice of any reduction or termination of the Aggregate Maximum Credit Amount.
     (e) (i) On the date of any voluntary reduction of or reduction due to the acceleration of the Obligations of the Aggregate Maximum Credit Amount made before April 18, 2008 the Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders the Applicable Premium and (ii) on the date of any mandatory reduction of the Aggregate Maximum Credit Amount made before April 18, 2008, the Borrower shall pay to the Administrative Agent for the benefit of each Lender a prepayment premium equal 3% of the amount of the reduction of such Lender’s Maximum Credit Amount.
     (f) On the date of any voluntary or mandatory reduction of or reduction due to the acceleration of the Obligations of the Aggregate Maximum Credit Amount made on or after April 18, 2008, the Borrower shall pay the Administrative Agent for the benefit of each Lender a prepayment premium equal to the percentage set forth below of the amount of the reduction of such Lender’s Maximum Credit Amount during any 12-month period beginning with the dates set forth below:

Premium (percentage of
Maximum Credit Amount
Date	reduced)
April 18, 2008	3%
April 18, 2009	2%
April 18, 2010	1%
     (g) Each reduction in the Aggregate Maximum Credit Amount shall apply pro rata to each Lender based on its Percentage Share, and the Aggregate Maximum Credit Amount once terminated or reduced may not be reinstated.
     Section 2.04 Fees.
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee on the daily unused amount of the Aggregate Maximum Credit Amount at a rate per annum equal to the Deposit Account Cost Amount plus the Applicable Margin for LIBOR Loans. When an Event of Default exists, the commitment fee shall increase by 2% per annum. All commitment fees will be payable in arrears on the last day of each one-month LIBOR interest period applicable to the Deposit Account.
     (b) Fee Letter. The Borrower shall pay to the Administrative Agent such other fees as are set forth in the Fee Letter on the dates and in the amounts specified therein.
     Section 2.05 Several Obligations. The failure of any Lender to make its Deposit shall not relieve any other Lender of its obligation to make its Deposit, but no Lender shall be responsible for the failure of any other Lender to make its Deposit to be made by such other Lender.
     Section 2.06 Notes. The Loans made by the Revolving Loan Lender may, at the request of the Revolving Loan Lender, be evidenced by a promissory note or notes of the Borrower in substantially the form of Exhibit A, dated (a) the Closing Date or (b) the effective date of the replacement of the Revolving Loan Lender under Section 12.06(b), payable to the order of the Revolving Loan Lender in a principal amount equal to the Aggregate Maximum Credit Amount as originally in effect. The date, amount, Type, interest rate and Interest Period of each Loan made by the Revolving Loan Lender, and all payments made on account of the principal thereof, shall be recorded by the Administrative Agent on its books. Failure to make any such recording shall not affect any Lender’s or the Revolving Loan Lender’s or the Borrower’s rights or obligations in respect of such Loans.
     Section 2.07 Prepayments.
     (a) Voluntary Prepayments. The Borrower may prepay the Base Rate Loans upon not less than one Business Day’s prior notice to the Administrative Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $1,000,000 or the remaining aggregate principal balance outstanding of the Loans) and shall be irrevocable and effective only upon receipt by the Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date and any prepayment premium, shall be paid on the prepayment date. The Borrower may prepay LIBOR Loans on the same conditions as for Base Rate Loans (except that prior notice to the Administrative Agent shall be not less than three Business Days for LIBOR Loans) and in addition such prepayments of LIBOR Loans shall be subject to the terms of Section 5.05 and shall be in an amount equal to all of the LIBOR Loans for the Interest Period prepaid provided that interest on the principal prepaid accrued to the prepayment date and any prepayment premium, shall be paid on the prepayment date.
     (b) Mandatory Prepayments and Commitment Reductions.
          (i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amount pursuant to Section 2.03(b) or 2.07(b)(ii), the outstanding aggregate principal amount of the Loans exceeds the Aggregate Maximum Credit Amount, the Borrower shall prepay the Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment.

          (ii) The Aggregate Maximum Credit Amount shall automatically reduce in an amount equal to (A) 50% of the net cash proceeds (including condemnation and insurance proceeds) from dispositions of the Collateral or any interest in the Collateral (including farm ins) on the fifth Business Day after the receipt of such proceeds, (B) an additional 50% of the net cash proceeds (including condemnation and insurance proceeds) from Dispositions of the Collateral or any interest in the Collateral (including farm ins) if such proceeds are not reinvested in capital expenditures or other costs and expenses incurred for the development of the Collateral during the 360-day period after the receipt of such proceeds on such 360th day, and (C) on the first day of each September 1 and March 1 beginning September 1, 2009 in an amount equal to 50% of Excess Entrada Cash Flow for the two fiscal quarter period ending immediately before the immediately preceding fiscal quarter.
          (iii) Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.08, if the redetermined Borrowing Base results in a Borrowing Base Deficiency, then the Borrower shall within 30 days of receipt of written notice thereof either: (A) prepay the Loans in an aggregate principal amount equal to the Borrowing Base Deficiency, together with interest on the principal amount paid accrued to the date of such prepayment; or (B) the Borrower shall notify the Administrative Agent (which will promptly notify the Lenders) in writing of the Borrower’s election to initiate a Deficiency Period during which it will eliminate such Borrowing Base Deficiency by making six consecutive monthly Deficiency Payments, the first of such payments being due and payable with the delivery to the Administrative Agent of such notice and each of the remaining payments due and payable on the same day of each month thereafter during the Deficiency Period; or (C) mortgage to the Lenders in a manner reasonably satisfactory to the Required Lenders additional Oil and Gas Properties sufficient to fully offset the amount of such Borrowing Base Deficiency and obtain an amendment to the Intercreditor Agreement properly reflecting the additional Collateral reasonably satisfactory to the Administrative Agent; provided however, in the event of an acceleration of the maturity of the Notes pursuant to Section 10.02, such acceleration shall also accelerate the maturity of all outstanding and unpaid Deficiency Payments. All payments under this subsection (iii), whether a single payment under clause (A) or monthly Deficiency Payments under clause (B), shall be applied in the order of priority specified in Section 3.03.
     (c) Generally. Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section 5.05 for prepayment of LIBOR Loans and as set forth in Sections 2.03(e) and (f). Any prepayments on the Loans may be reborrowed subject to the then effective Aggregate Commitments.
     Section 2.08 Borrowing Base.
     (a) The Borrowing Base shall be determined in accordance with Section 2.08(b) by the Administrative Agent and is subject to redetermination in accordance with Section 2.08(d). Upon any redetermination of the Borrowing Base, such redetermination shall remain in effect until the next successive Redetermination Date. So long as any of the Commitments are in effect or Loans are outstanding hereunder, this facility shall be governed by the then effective

Borrowing Base. During the period from and after the Closing Date until the first redetermination pursuant to Section 2.08(d), the amount of the Borrowing Base shall be $400,000,000.
     (b) Upon receipt of the reports required by Section 8.07 and such other reports, data and supplemental information as may from time to time be reasonably requested by the Administrative Agent (the “Engineering Reports”), the Administrative Agent will redetermine the Borrowing Base from time to time as set forth in Section 2.08(d) below. Such redetermination will be equal to (i) the PV10 from proved reserves on the Borrower’s and its Subsidiaries’ Oil and Gas Properties constituting Collateral after giving effect to the Transactions as set forth in the Borrower’s most recent Reserve Report divided by (ii) two (the “Borrowing Base”).
     (c) The Administrative Agent may exclude any Oil and Gas Property or portion of production therefrom or any income from any other Property from the Borrowing Base, at any time, because title information is not reasonably satisfactory, such Property is not Collateral or such Property is not assignable.
     (d) So long as any of the Commitments are in effect and until payment in full of all Loans hereunder, on or around the first Business Day of each April and October, commencing October 1, 2008 (each being a “Scheduled Redetermination Date”), the Administrative Agent shall redetermine the amount of the Borrowing Base in accordance with Section 2.08(b). In addition, (i) the Borrower may initiate a redetermination of the Borrowing Base at any time after October 1, 2008 as it so elects by specifying in writing to the Administrative Agent the date by which the Borrower will furnish to the Administrative Agent a Reserve Report in accordance with Section 8.07(b) and the date by which such redetermination is requested to occur; provided, however, that the Borrower may initiate only one such unscheduled redetermination between Scheduled Redetermination Dates during the first 12 months after October 1, 2008, and thereafter may initiate only one such unscheduled redetermination per year, and (ii) the Administrative Agent may initiate a redetermination of the Borrowing Base upon a sale or transfer of any interest in the Entrada Field and at any time after October 1, 2008 as it so elects by specifying in writing to the Borrower the date by which the Borrower is to furnish a Reserve Report in accordance with Section 8.07(b) and the date on which such redetermination is to occur; provided, however, that the Administrative Agent may, except in the case of a sale or transfer of any interest in the Entrada Field, initiate only one such unscheduled redetermination between Scheduled Redetermination Dates during the first 12 months after October 1, 2008, and thereafter may initiate only one such unscheduled redetermination per year.
     (e) The Administrative Agent shall promptly notify in writing the Borrower and the Lenders of the new Borrowing Base. Any redetermination of the Borrowing Base shall not be in effect until written notice is received by the Borrower.
     Section 2.09 Lending Offices. The Loans of each Type made by the Revolving Loan Lender shall be made and maintained at the Revolving Loan Lenders’ Applicable Lending Office for Loans of such Type.

ARTICLE III
Payments of Principal and Interest
     Section 3.01 Repayment of Principal.
     (a) Loans. On the Maturity Date the Borrower shall repay the outstanding aggregate principal of the Loans and the Notes evidencing the Loans.
     (b) Generally. The Borrower will pay to the Administrative Agent, for the account of the Revolving Loan Lender, the principal payments required by this Section 3.01.
     Section 3.02 Payment of Interest.
     (a) Interest Rates. The Borrower will pay to the Administrative Agent, for the account of the Revolving Loan Lender, interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:
          (i) if such a Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate and
          (ii) if such a Loan is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Loan (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
     (b) Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Administrative Agent, for the account of the Revolving Loan Lender or any Lender, as applicable, interest at the applicable Post-Default Rate on any principal of each Loan, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under this Agreement or any other Credit Document or under any Note, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.
     (c) Due Dates. Accrued interest on Base Rate Loans shall be payable on each Quarterly Date, and accrued interest on each LIBOR Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest on the Loans on the Maturity Date shall be paid on such date.
     (d) Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the

Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.
     Section 3.03 Payment Waterfall. Notwithstanding any other provision in this Agreement or any other Credit Document to the contrary:
     (a) Whenever the Borrower (or any Guarantor) pays or is required to make payments on the Obligations, or whenever any Lender receives (and such funds were not received from the Administrative Agent in accordance with the priorities established by this Section 3.03) or has the right to receive funds to be applied to the Obligations (whether in bankruptcy, pursuant to Section 4.05, or otherwise), or whenever the Administrative Agent holds proceeds of collection or other funds to be applied to the Obligations, in each case whether before or after maturity (and notwithstanding any bankruptcy, insolvency, or any other proceeding), such payments shall be made and such proceeds and other funds shall be applied in the following order of priority:
          (i) first, to the pro rata payment of reimbursements of expenses and payment of indemnities due and owing at the time in question to the Administrative Agent or the Lenders under this Agreement and the other Credit Documents;
          (ii) second, to the pro rata payment of accrued, unpaid interest (including, without limitation, interest which may accrue subsequent to the Borrower or any Guarantor becoming subject to any state or federal debtor-relief statute), fees then due and owing to the Lenders and the Revolving Loan Lender, and any payments then due and owing to the Lenders or their Affiliates under interest Hedging Agreements relating to the Loans;
          (iii) third, to the pro rata payment of the of principal on the Loans until they are paid in full and any payments then due and owing to the Lenders or their Affiliates under commodity Hedging Agreements relating to the Collateral;
          (iv) fourth, to the pro rata payment of all other Obligations; and
          (v) last, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
     (b) Payments must be made in accordance with the foregoing order of priority whether or not the Borrower provides sufficient funds to make all payments due on the Obligations at the time in question, but compliance with such order of priority does not relieve the Borrower of its duty to make all payments of the Obligations whenever they become due and any breach of such duty shall constitute an Event of Default or Default as provided in Section 10.01.
     (c) Should any Lender or the Revolving Loan Lender receive any funds to be applied to the Obligations from any source whatsoever (whether in bankruptcy, pursuant to Section 4.05, or otherwise) and such funds have not been distributed to the Lenders or the Revolving Loan Lender in accordance with the provisions of this Section 3.03, such funds shall immediately be paid to the Administrative Agent who shall distribute such funds in accordance with the provisions of this Section 3.03. The Lenders and the Revolving Loan Lender grant to the

Administrative Agent the right to enforce, collect and receive any such payment or distribution and to give releases or acquittances therefor, subject, however to the express provisions contained in this Agreement permitting all or certain Lenders or the Revolving Loan Lender to direct the Administrative Agent to act or refrain from acting; provided, however, that nothing contained in this section shall prohibit any Lender from suing for collections of principal its share of the Loans at maturity or for collection of interest payable to it provided that the Administrative Agent has not already commenced such suits, and provided that the Lenders have the right to bring such suits under the provisions of this Agreement including, without limitation, all provisions under Section 10.02; provided that if any sums are collected by any of the Lenders, they will be paid to the Administrative Agent for payment and distribution in accordance with Section 3.03.
ARTICLE IV
Payments; Pro Rata Treatment; Computations; Etc.
     Section 4.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the Notes shall be made in Dollars, in immediately available funds, to the Administrative Agent at such account as the Administrative Agent shall specify by notice to the Borrower from time to time, not later than 2:00 p.m. New York time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. Each payment received by the Administrative Agent under this Agreement for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment under this Agreement would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the Administrative Agent of any principal of or interest on any borrowing, the Borrower shall notify the Administrative Agent of the Loans to which such payment shall apply. In the absence of such notice the Administrative Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.
     Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (a) each borrowing from the Revolving Loan Lender under Section 2.01 and each continuation and conversion under Section 2.02 shall be made by the Revolving Loan Lender, each payment of commitment fee under Section 2.04(a) shall be made for account of the Lenders pro rata in accordance with their Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Credit Amount under Section 2.03(b)and Section 2.07(b) shall be applied to the Maximum Credit Amount of each Lender, pro rata according to the amounts of its respective Maximum Credit Amount; (b) each payment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the participation in the Loans held by each Lender; and (c) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders under the participations in the Loans held by each Lender.
     Section 4.03 Computations. Interest on LIBOR Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.
     Section 4.04 Non-receipt of Funds by the Administrative Agent. Unless the Administrative Agent has been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Administrative Agent (in the case of a Lender) of its Deposit or (in the case of the Borrower) a payment to the Administrative Agent for the account of the Revolving Loan Lender or one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until, but excluding, the date the Administrative Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.
     Section 4.05 Set-off, Sharing of Payments, Etc.
     (a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender has the right and be entitled (after consultation with the Administrative Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Guarantor at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s participation in the Loans, or any other amount payable to such Lender hereunder, which is not paid when due after the passage of any applicable grace periods (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.
     (b) If any Lender shall obtain payment of any principal of or interest on its participation in any Loan through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater portion of the principal or interest (or reimbursement) then due hereunder to such Lender than the portion received by any other Lenders, it shall promptly (i) notify the Administrative Agent and each other Lender thereof and (ii) purchase from such other Lenders subparticipations in (or, if and to the extent specified by such Lender, direct interests in) the participations in the Loans held by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the participations in the Loans held by each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of subparticipations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that (A) any Lender so purchasing a subparticipation (or direct interest) in participations in the Loans made by other Lenders (or in interest due thereon, as the case may be) and (B) any Lender in connection with its participations in the Loans may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such subparticipation or participation as fully as if such Lender were a direct holder of Loans in the amount of such subparticipation or participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.
     Section 4.06 Taxes.
     (a) Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Revolving Loan Lender, the Deposit Bank, and the Administrative Agent, taxes imposed on its income, any withholding taxes with respect to any Deposit or any interest or other earnings thereon, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or such Lender, as the case may be, is a citizen or resident or in which such Lender has an Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which such Lender, the Revolving Loan Lender, the Deposit Bank, or the Administrative Agent is organized, or (iii) any jurisdiction (or political subdivision thereof) in which such Lender, the Revolving Loan Lender, the Deposit Bank, or the Administrative Agent is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders, the Revolving Loan Lender, the Deposit Bank, or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender, the Revolving Loan Lender, the Deposit Bank, or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.
     (b) Other Taxes. In addition, to the fullest extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Security Instrument (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. To the fullest extent permitted by applicable law, the Borrower will indemnify the Lead Arranger, the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, and each Lender, for the full amount of Taxes and Other Taxes (including, but not limited to, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this section 4.06) paid by the Lead Arranger, the Revolving Loan Lender, the Deposit Bank, the Administrative Agent, or such Lender (on their behalf or on behalf of any Lender), as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes was not correctly or legally asserted and such Lender’s payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct. Any payment pursuant to such indemnification shall be made within 30 days after the date the Lead Arranger, the Revolving Loan Lender, the Deposit Bank, the Administrative Agent, or any Lender, as the case may be, makes written demand therefor. If the Lead Arranger, the Revolving Loan Lender, the Deposit Bank, the Administrative Agent, or any Lender receives a refund or credit in respect of any Taxes or Other Taxes for which the Lead Arranger, the Revolving Loan Lender, the Deposit Bank, the Administrative Agent, or such Lender has received payment from the Borrower it shall promptly notify the Borrower of such refund or credit and shall, if no default has occurred and is continuing, within 30 days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund or credit pursuant hereto), pay an amount equal to such refund or credit to the Borrower without interest (but with any interest so refunded or credited), provided that the Borrower, upon the request of the Lead Arranger, the Revolving Loan Lender, the Deposit Bank, the Administrative Agent, or such Lender, agrees to return such refund or credit (plus penalties, interest or other charges) to the Lead Arranger, the Revolving Loan Lender, the Deposit Bank, the Administrative Agent, or such Lender in the event the Lead Arranger, the Administrative Agent or such Lender is required to repay such refund or credit.
     (d) Lender Representations.
          (i) Each of each Lender and the Revolving Loan Lender represents that it is either (A) not a “foreign person” as such term is defined in U.S. Treasury Regulations Section 1.1441-1(c)(2) or (B) it is entitled to complete exemption from

United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (1) under an applicable provision of a tax convention to which the United States of America is a party, (2) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America, or (3) because it is either (a) a partnership and no partner that is a nonresident alien individual or foreign corporation is a “10-percent shareholder” with respect to the Borrower within the meaning of section 871(h)(3) of the Code and the U.S. Treasury Regulations promulgated thereunder or (b) a nonresident alien individual or foreign corporation that is not a “10-percent shareholder” with respect to the Borrower within the meaning of section 871(h)(3) of the Code and the U.S. Treasury Regulations promulgated thereunder (a Lender described in 3(a) or 3(b), a “Portfolio Interest Lender”). Each Lender that is, or the Revolving Loan Lender if it is, a “foreign person” as such term is defined in U.S. Treasury Regulations Section 1.441-1(c)(2) agrees to provide to the Borrower and the Administrative Agent on the Closing Date, or on the date of its delivery of the Assignment pursuant to which it becomes a Lender, and at such other times as required by United States law or as the Borrower or the Administrative Agent shall reasonably request, two accurate and complete original signed copies of either (x) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the “Form W-8ECI Certification”), (y) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the “Form W-8BEN Certification”), or (z) in the case of a Portfolio Interest Lender either (i) Internal Revenue Service Form W-8IMY certifying that it is a nonwithholding foreign partnership and representing that the income is not effectively connected with a trade or business, that the form is being used to transmit withholding certificates and/or documentary evidence, and that it has provided, or will provide, a withholding statement, as required (the “Form W-8IMY Certification”) or (ii) Internal Revenue Form W-8BEN establishing its exemption from withholding as a Portfolio Interest Lender (the “Portfolio Interest W-8BEN”). In addition, each of each Lender and the Revolving Loan Lender agrees that if it previously filed a Form W-8ECI Certification, it will deliver to the Borrower and the Administrative Agent a new Form W-8ECI Certification prior to the first payment date occurring in each of its subsequent taxable years; and if it previously filed a Form W-8BEN Certification, it will deliver to the Borrower and the Administrative Agent a new certification prior to the first payment date falling in the third year following the previous filing of such certification. Each of each Lender and the Revolving Loan Lender also agrees to deliver to the Borrower and the Administrative Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that the circumstances of such Lender or the Revolving Loan Lender at the relevant time and applicable laws permit it to do so. If a Lender or the Revolving Loan Lender determines, as a result of any change in either (i) a Governmental Requirement or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 4.06, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower and the Administrative Agent of such fact. If a Lender or the Revolving Loan Lender is organized under the laws of a jurisdiction outside the United States of America, unless the Borrower and the Administrative Agent have received a Form W-8IMY Certification, Portfolio Interest W-8BEN, Form W-8BEN Certification or Form W-8ECI Certification satisfactory to them indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate. Each Lender agrees to indemnify and hold harmless the Borrower or Administrative Agent, as applicable, from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) the Administrative Agent as a result of such Lender’s or the Revolving Loan Lender’s failure to submit any form or certificate that it is required to provide pursuant to this Section 4.06 or (ii) the Borrower or the Administrative Agent as a result of their reliance on any such form or certificate which such Lender or the Revolving Loan Lender has provided to them pursuant to this Section 4.06.
          (ii) For any period with respect to which a Lender or the Revolving Loan Lender has failed to provide the Borrower with the form required pursuant to this Section 4.06, if any, (other than if such failure is due to a change in a Governmental Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender or the Revolving Loan Lender shall not be entitled to indemnification under this Section 4.06 with respect to taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however, that if a Lender or the Revolving Loan Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender or the Revolving Loan Lender shall reasonably request to assist such Lender or the Revolving Loan Lender to recover such taxes.
          (iii) Any Lender or the Revolving Loan Lender claiming any additional amounts payable pursuant to this Section 4.06 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or the Administrative Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender or the Revolving Loan Lender, be otherwise disadvantageous to such Lender.
     Section 4.07 Disposition of Proceeds. Certain of the Security Instruments contain an assignment by the Borrower and the Guarantors, as the case may be, unto and in favor of the Administrative Agent for the benefit of the Lenders of all Hydrocarbon production and all proceeds attributable thereto which may be produced from or allocated to the Oil and Gas Properties constituting Collateral, and further provides in general for the application of such proceeds to the satisfaction of the Obligations and any other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and the Guarantors, as the case may be.
ARTICLE V
Capital Adequacy and Yield Protection
     Section 5.01 Additional Costs.
     (a) LIBOR Regulations, etc. The Borrower shall pay directly to each Lender and the Revolving Loan Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining its participation in any LIBOR Loans hereunder or its obligation to make or participate in any LIBOR Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such LIBOR Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note in respect of any of such LIBOR Loans (other than taxes imposed on the income or earnings on the Deposit of such Lender or on the overall net income of such Lender or of its Applicable Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or Applicable Lending Office); (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender, or the Commitment or the participations in the Loans of such Lender or the Loans of the Revolving Loan Lender or the London interbank market (other than the Deposits); or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or such Lender’s Commitment or participation in the Loans or the Revolving Loan Lender’s Loans (other than the Deposits). Each Lender and the Revolving Loan Lender will notify the Administrative Agent and the Borrower of any event occurring after the Closing Date which will entitle such Lender or the Revolving Loan Lender to compensation pursuant to this Section 5.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the participations in the Loans of such Lender or the Loans of the Revolving Loan Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender or the Revolving Loan Lender, be disadvantageous to such Lender or the Revolving Loan Lender provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. If any Lender or the Revolving Loan Lender requests compensation from the Borrower under this Section 5.01(a), the Borrower may, by notice to such Lender or the Revolving Loan Lender, suspend the obligation of such Lender to participate in or the Revolving Loan Lender to make additional Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).
     (b) Regulatory Change. Without limiting the effect of the provisions of Section 5.01(a), in the event that at any time (by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting (i) any Lender or the Revolving Loan Lender, (ii) the London interbank market, or (iii) such Lender’s or the Revolving Loan Lender’s position in such market), the LIBOR Rate, as determined in good faith by such Lender or the Revolving Loan Lender, will not adequately and fairly reflect the cost to such Lender of funding its participation in, or the Revolving Loan Lender’s making, LIBOR Loans, then, if such Lender or the Revolving Loan Lender so elects, by notice to the Borrower and the Administrative Agent, the obligation of such Lender to participate in, or the Revolving Loan Lender to make, additional LIBOR Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).
     (c) Capital Adequacy. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to any Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company (or any Applicable Lending Office), pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Commitment or its participation in the Loans, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company (or any Applicable Lending Office) to a level below that which such Lender or its parent or holding company (or any Applicable Lending Office) could have achieved but for such Governmental Requirement. Such Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(c) as promptly as practicable after it determines to request such compensation.
     (d) Compensation Procedure. Any Lender or the Revolving Loan Lender’s notifying the Borrower of the incurrence of Additional Costs under this Section 5.01 shall in such notice to the Borrower and the Administrative Agent set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by each Lender or the Revolving Loan Lender’s for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(a) or (b), or of the effect of capital maintained pursuant to Section 5.01(c), on its costs or rate of return of maintaining its participation in the Loans or its obligation to participate in or make Loans or on amounts receivable by it in respect of Loans and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding for all purposes, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section 5.01 shall be paid by the Borrower within 30 days of the receipt by the Borrower of the notice described in this Section 5.01(d).
     Section 5.02 Limitation on LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate for any Interest Period:
     (a) the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

     (b) the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of “LIBOR Rate” in Section 1.02 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans;
then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Revolving Loan Lender shall be under no obligation to make additional LIBOR Loans.
     Section 5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or the Revolving Loan Lender or its Applicable Lending Office to honor its obligation to make or maintain its participation LIBOR Loans hereunder, then such Lender or the Revolving Loan Lender shall promptly notify the Borrower thereof and such Lender’s or the Revolving Loan Lender’s obligation to make LIBOR Loans shall be suspended until such time as such Lender or the Revolving Loan may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).
     Section 5.04 Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03. If the obligation of any Lender to participate in or the Revolving Loan Lender to make LIBOR Loans shall be suspended pursuant to Section 5.01, 5.02 or 5.03 (“Affected Loans”), the participation in all Affected Loans which would otherwise be made by such Lender shall be made instead as a participation in Base Rate Loans or all Affected Loans of the Revolving Loan Lender shall instead be made as Base Rate Loans (and, if an event referred to in Section 5.01(b) or Section 5.03 has occurred and such Lender or the Revolving Loan Lender so requests by notice to the Borrower, the participation in all Affected Loans of such Lender or all Affected Loans of the Revolving Loan Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender or the Revolving Loan Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s participation in the Affected Loans or the Revolving Loan Lender’s Affected Loans shall be applied instead to its Base Rate Loans.
     Section 5.05 Compensation. The Borrower shall pay to each Lender and the Revolving Loan Lender within 30 days of receipt of written request of such Lender or the Revolving Loan Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any loss, cost, expense or liability which such Lender or the Revolving Loan Lender determines are attributable to:
     (a) any payment, prepayment or conversion of a LIBOR Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.01) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow,

continue or convert a LIBOR Loan on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(a).
Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender or the Revolving Loan Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender or the Revolving Loan Lender).
     Section 5.06 Time Limit; Etc.
     (a) Time Limited. Notwithstanding anything to the contrary contained in Sections 5.01 through 5.05, the Borrower shall not be required to reimburse or pay any costs or expenses to any Lender or the Revolving Loan Lender as required by such sections which have accrued more than 180 days prior to such Lender’s or the Revolving Loan Lender’s giving notice to the Borrower that such Lender or the Revolving Loan Lender has suffered or incurred such costs or expenses.
     (b) Non Discriminatory Basis. None of the Lenders or the Revolving Loan Lender shall be permitted to pass through to the Borrower costs and expenses under Sections 5.01 through 5.05 which are not also passed through by such Lender or the Revolving Loan Lender to other customers of such Lender or the Revolving Loan Lender similarly situated when such customer is subject to documents containing similar provisions as those contained in such Sections.
     Section 5.07 Replacement Lenders.
     (a) Terminated Lenders. If (i) any Lender has notified the Borrower and the Administrative Agent of its incurring Additional Costs under Section 5.01 or has required the Borrower to make payments for Taxes under Section 4.06 or it is unable to participate in LIBOR Loans under Section 5.03 or (ii) any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Lender by a date specified by the Borrower (or gives the Borrower written notice prior to such date of its intention not to do so), and such amendment, waiver, consent or release has otherwise been approved by the Required Lenders, then the Borrower may, unless such Lender has notified the Borrower and the Administrative Agent that the circumstances giving rise to such notice no longer apply, terminate, in whole but not in part, the Commitment of any Lender (other than the Administrative Agent or Merrill) (the “Terminated Lender”) at any time upon five Business Days’ prior written notice to the Terminated Lender and the Administrative Agent (such notice referred to herein as a “Notice of Termination”).

     (b) Replacement Lenders. In order to effect the termination of the Commitment of the Terminated Lender, the Borrower shall: (i) obtain an agreement with one or more Lenders to increase their Commitment and/or (ii) request any one or more other banking institutions to become parties to this Agreement in place and instead of such Terminated Lender and agree to accept a Commitment; provided, however, that such one or more other banking institutions are reasonably acceptable to the Administrative Agent and become parties by executing an Assignment (the lenders or other banking institutions that agree to accept in whole or in part the Commitment of the Terminated Lender being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Commitments of the Replacement Lenders under clauses (i) and (ii) above equal the Commitment of the Terminated Lender.
     (c) Content of Notice of Termination. The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Lender Termination Date”), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitment and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender.
     (d) Effecting Termination. On the Lender Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment assign its Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders each of its Loans (if any) then outstanding pro rata as aforesaid), (ii) the Replacement Lender or Replacement Lenders shall purchase the participations in the Loans held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and facility and other fees accrued and unpaid to the Lender Termination Date and the Deposit of the Terminated Lender plus any interest accrued thereon, and (iii) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 12.06(b), and the Terminated Lender will have the rights and benefits of an assignor under Section 12.06(b). To the extent not in conflict, the terms of Section 12.06(b) shall supplement the provisions of this Section 5.06(d). For each assignment made under this Section 5.06, the Replacement Lender shall pay to the Administrative Agent the processing fee provided for in Section 12.06(b). The Borrower will be responsible for the payment of any breakage costs associated with termination and Replacement Lenders, as set forth in Section 5.05 and, in the case of the termination of a Lender in accordance with Section 5.07(a)(ii), shall pay on the Lender Termination Date any amounts that would be payable under Section 2.03(e) or (f) to the Terminated Lender as if such Terminated Lender’s Commitment had been reduces to zero.
ARTICLE VI
Conditions Precedent
     Section 6.01 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the conditions precedent that the Administrative Agent shall have received on or before such date all fees due and payable pursuant to Section

2.04 and the following duly executed documents and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to the Administrative Agent in form and substance:
     (a) this Agreement and the Notes;
     (b) the Security Instruments described on Exhibit D, duly completed and executed in sufficient number of counterparts for recording, if necessary;
     (c) an amendment of the Borrower’s UBOC Credit Agreement to permit the Acquisition and the other Transactions;
     (d) a certificate of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver this Agreement and the other Credit Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower (y) who are authorized to sign this Agreement and the other Credit Documents to which the Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower, certified as being true and complete;
     (e) a certificate of the Secretary or an Assistant Secretary of each of the Guarantors setting forth (i) resolutions of its board of directors with respect to the authorization of such Guarantor to execute and deliver the Credit Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor (y) who are authorized to sign the Credit Documents to which such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of such Guarantor, certified as being true and complete;
     (f) certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each of the Guarantors;
     (g) an opinion of (i) Haynes and Boone, LLP, counsel to the Borrower and the Guarantors, in form and substance satisfactory to the Administrative Agent and its counsel, as to such matters incident to the transactions herein contemplated as the Administrative Agent and its counsel may reasonably request and (ii) Simon, Peragrine, Smith & Redfearn, L.L.P., Louisiana counsel satisfactory to the Administrative Agent and its counsel, in form and substance satisfactory to the Administrative Agent and its counsel, as to such matters incident to the transactions herein contemplated as the Administrative Agent and its counsel may reasonably request including, without limitation, opinions that all mortgage taxes have been properly paid;
     (h) a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.18;

     (i) title information satisfactory to the Administrative Agent setting forth a status of title acceptable to the Administrative Agent to the Oil and Gas Properties in the Entrada Field;
     (j) appropriate UCC search certificates reflecting no prior Liens other than those permitted pursuant to Section 9.02;
     (k) environmental assessment reports relating to the Oil and Gas Properties of the Borrower and the Subsidiaries as may be requested by the Administrative Agent, including environmental audits, phase I reports or other environmental reports of any nature whatsoever (whether prepared internally or by third party consultants); and the Administrative Agent must be satisfied with the results of the review of such reports and environmental condition of such Oil and Gas Properties;
     (l) since December 31, 2006, there shall not have occurred any event or condition that could reasonably be expected to have a material adverse effect on the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole;
     (m) the Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement and all related agreements (without the waiver or amendment of any material condition unless consented to by the Administrative Agent), and each of the parties thereto shall have complied in all material respects with all covenants set forth in the Acquisition Agreement to be complied with by it on or prior to the Closing Date (without the waiver or amendment of any of the material terms thereof unless consented to by the Administrative Agent);
     (n) the Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of a date reasonably close to the Closing Date, after giving effect to the Transactions, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders, except for changes occurring in the ordinary course of business; and the Administrative Agent shall have received reasonably detailed pro forma consolidated financial projections prepared by or on behalf of the Borrower for the Borrower and its Consolidated Subsidiaries that are not different in a materially adverse manner as compared with those made available to the Administrative Agent prior to the date hereof;
     (o) the Administrative Agent and the Lenders shall have received reasonably satisfactory evidence (including satisfactory supporting schedules and other data) that on a pro forma basis after giving effect to the Transactions (a) the ratio of (i) the PV10 of the proved reserves on the Borrower’s and its Subsidiaries’ Oil and Gas Properties as set forth in the Borrower’s most recent Reserve Report to (ii) the Consolidated Net Debt is not less than 2.5 to 1.0; (b) the Borrowing Base shall equal or exceed $300,000,000; and (c) the ratio of Consolidated Net Debt to EBITDA for the four quarter period ending December 31, 2006 is less than 3.5 to 1.0;
     (p) the Administrative Agent and the Lenders shall have received the Initial Reserve Report;

     (q) the Administrative Agent and the Lenders shall have received evidence of Borrower’s receipt from BP of unencumbered title to the Oil and Gas Properties acquired in connection with the Transactions, subject only to Permitted Encumbrances (as defined in the Acquisition Agreement);
     (r) the Administrative Agent and the Lenders shall have received copies of all material agreements reasonably requested by them with respect to the Borrower’s Oil and Gas Properties, including operating agreements, production agreements, transportation agreements, and hedging agreements;
     (s) the Administrative Agent and the Lenders shall have received a certificate on behalf of the Borrower from the Borrower’s chief financial officer in form and substance reasonably satisfactory to the Administrative Agent with respect to the solvency (on a consolidated basis) of the Borrower and of each Credit Party immediately after the consummation of the Transactions to occur on the Closing Date; and
     (t) such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.
     Section 6.02 Initial and Subsequent Loans. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each borrowing hereunder is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:
     (a) no Default or Event of Default shall exist; and
     (b) the representations and warranties made by the Borrower in Article VII and in the Security Instruments shall be true on and as of the date of the making of such Loans with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders may expressly consent in writing to the contrary.
     Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 6.02(b) (both as of the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of and immediately following such borrowing as of the date thereof).
     Section 6.03 Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.
     Section 6.04 No Waiver. No waiver of any condition precedent shall preclude the Administrative Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan or preclude the Lenders from thereafter declaring that the failure of the Borrower to satisfy such condition precedent constitutes a Default.

ARTICLE VII
Representations and Warranties
     The Borrower represents and warrants to the Administrative Agent and the Lenders that (each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing as provided in Section 6.02):
     Section 7.01 Corporate Existence. Each of the Borrower and each Guarantor: (i) is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.
     Section 7.02 Financial Condition. The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2006 and the related consolidated statement of income, stockholders’ equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Ernst & Young LLP heretofore furnished to the Administrative Agent, are complete and correct in all material respects and fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as of such date and the results of its operations for the fiscal year ending on such date, all in accordance with GAAP, as applied on a consistent basis. Neither the Borrower nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 7.02. Since December 31, 2006, there has been no event or circumstance that could reasonably be expected to have a Material Adverse Effect.
     Section 7.03 Litigation. Except as disclosed to the Lenders in Schedule 7.03 hereto, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened against or affecting the Borrower or any Subsidiary which involves the possibility of any judgment or liability against the Borrower or any Subsidiary not fully covered by insurance (except for normal deductibles). There is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened against or affecting the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.
     Section 7.04 No Breach. Neither the execution and delivery of this Agreement and the other Credit Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter or by laws of the Borrower or any Subsidiary, or any Governmental Requirement or any agreement or instrument to which the Borrower or any Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by this Agreement and the other Credit Documents.
     Section 7.05 Authority. The Borrower and each Guarantor have all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Credit Documents to which it is a party; and the execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the other Credit Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and this Agreement and the other Credit Documents constitute the legal, valid and binding obligations of the Borrower and each Guarantor, enforceable in accordance with their terms.
     Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Borrower or any Guarantor of this Agreement and the other Credit Documents or for the validity or enforceability thereof or the consummation of the Transactions, except for the recording and filing of the Security Instruments as required by this Agreement.
     Section 7.07 Use of Loans. The proceeds of the Loans shall be used for (a) the acquisition of the Entrada Field and related expenses, (b) exploration and development of Oil and Gas Properties in the Entrada Field acquired, and (c) general corporate purposes. None of the Guarantors or the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.
     Section 7.08 ERISA.
     (a) The Borrower, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
     (b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.
     (c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
     (d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

     (e) Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.
     (f) The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.
     (g) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.
     (h) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.
     (i) None of the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that result in an increase in current liability for the Plan.
     Section 7.09 Taxes. Except as set out in Schedule 7.09, each of the Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.
     Section 7.10 Titles, Etc.
     (a) Except as set out in Schedule 7.10, each of the Borrower and the Guarantors has good and defensible title to its material (individually or in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 9.02. Except as set forth in Schedule 7.10, after giving full effect to the Excepted Liens, the Borrower owns at least the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties does not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report without a corresponding increase in net revenue interest for such Properties. All information contained in the most recently delivered Reserve Report is true and correct in all material respects as of the date thereof.
     (b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, which would affect in any material respect the conduct of the business of the Borrower and the Guarantors.
     (c) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and the Guarantors including, without limitation, all easements and rights of way, include all rights, Properties and other assets reasonably necessary to permit the Borrower and the Guarantors to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.
     (d) All of the assets and Properties of the Borrower and the Guarantors which are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with customary industry standards.
     Section 7.11 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Administrative Agent and the Lenders (or any of them) by the Borrower or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and its Subsidiaries taken as a whole. There is no fact peculiar to the Borrower or any Subsidiary which has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Borrower can now foresee) a Material Adverse Effect and which has not been disclosed in writing to the Administrative Agent and the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.
     Section 7.12 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.13 Subsidiaries. Except as set forth on Schedule 7.13, as of the Closing Date the Borrower has no Subsidiaries.
     Section 7.14 Location of Business, Offices and Inventory. On the Closing Date, the Borrower’s principal place of business and chief executive offices are located at the address set forth in Schedule 12.02. On the Closing Date, the principal place of business and chief executive office of each Subsidiary are located at the address for chief executive office stated on Schedule 7.13. Schedule 7.13 sets forth as of the Closing Date each of the jurisdictions where the Borrower and its Subsidiaries are qualified to do business.
     Section 7.15 Defaults. Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which default would have a Material Adverse Effect. No Default hereunder has occurred and is continuing.
     Section 7.16 Environmental Matters. Except (i) as provided in Schedule 7.16 or (ii) as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):
     (a) Neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;
     (b) Without limitation of clause (a) above, no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the best knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of, or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under, any Environmental Laws;
     (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed and are in full force and effect, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
     (d) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment or to give rise to any liability or remedial obligation under any Environmental Law, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
     (e) The Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any Subsidiary except in compliance with, and so as not to give rise to any liability or remedial obligation under any, Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

     (f) To the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement;
     (g) Neither the Borrower nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment; and
     (h) Borrower has made available to the Lenders all environmental reports, assessments, and other documents of which it is aware that describe or relate to issues of compliance or noncompliance with or liability or obligations under Environmental Laws with respect to the Borrower, any Subsidiary, or any of their Property, where such issues could be reasonably anticipated to have a Material Adverse Effect.
     Section 7.17 Compliance with the Law. Neither the Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, (i) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).
     Section 7.18 Insurance. Schedule 7.18 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by the Borrower and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all material agreements to which the Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are customarily insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 7.18 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 7.18 identifies all material risks, if any, which the Borrower and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured. Neither the Borrower nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.
     Section 7.19 Hedging Agreements. Schedule 7.19 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements (for terms in excess of thirty days) or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.
     Section 7.20 Restriction on Liens. Neither the Borrower nor any of the Guarantors is a party to any agreement or arrangement (other than this Agreement, the Security Instruments and the agreements and instruments governing the Senior Notes and the UBOC Credit Agreement), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties.
     Section 7.21 Material Agreements. Set forth on Schedule 7.21 hereto is a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than Hedging Agreements and agreements relating to Debt of the type described in clause (c) in the definition of Debt or clause (g) in the definition of Debt to the extent relating to primary obligations of the type described in clause (c) in the definition of Debt) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower or any of its Subsidiaries, and all obligations of the Borrower or any of its Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower or any such Subsidiary, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the Closing Date, which the Administrative Agent has requested.
     Section 7.22 Labor Matters. Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there (a) is no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Credit Party, threatened against any of them, before the National Labor

Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of any Responsible Officer of a Credit Party, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against the Borrower or any Subsidiary pending or, to the knowledge of any Credit Party, threatened and (c) no union representation petition existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, except where the failure to do the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 7.23 Foreign Assets Control Regulations, etc. Neither the borrowing of the Loans by the Borrower nor the Borrower’s use of the proceeds thereof will violate, and the Borrower and its Subsidiaries is in compliance with, (a) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE VIII
Affirmative Covenants
     The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:
     Section 8.01 Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent with sufficient copies of each for the Lenders:
     (a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated statement of income, stockholders’ equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent which opinion shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.
     (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, consolidated statements of income, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheet as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).
     (c) Notice of Default, Etc. Promptly after the Borrower knows that any Default or any event or circumstance that could reasonably be expected to have a Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.
     (d) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other material report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Directors of the Borrower or any Subsidiary of the Borrower, to such letter or report.
     (e) SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or material written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency.
     (f) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

     (g) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan, any reports or other information required to be filed under ERISA), and any operating reports with respect to the operation of Oil and Gas Properties as any Lender or the Administrative Agent may reasonably request.
     (h) Hedging Agreements. As soon as available and in any event within forty five days after the last day of each calendar quarter, a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements with terms in excess of thirty days or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counter party to each such agreement.
     (i) Monthly Production Reports. As soon as available and in any event within 45 days after the end of each month, a report in form and substance satisfactory to the Administrative Agent prepared by the Borrower for each of its producing Oil and Gas Properties constituting Collateral detailing for such month production, revenue, expense, production taxes and price information;
     (j) Annual Projected Budget. At the time it furnishes each set of financial statements pursuant to paragraph (a) above, an annual operating budget for the Borrower and its Subsidiaries in form and substance reasonably acceptable to the Administrative Agent, which budget shall include revenues, expenses and capital expenditures (detailing the projected capital expenditures with respect to drilling (both development and exploration), leasehold, geological and geophysical, capitalized general and administrative expenses, and capitalized interest) for the following fiscal year.
     (k) Sales and Leasebacks. Prompt written notice if the Borrower or any Subsidiary enters into any arrangement permitted by Section 9.05.
     (l) Future Subsidiaries. (i) Prompt written notice if the Borrower or any Subsidiary forms any new Subsidiary that is not a Guarantor under this Agreement and (ii) a quarterly summary (due on the same days that quarterly financial statements are required to be delivered pursuant to Section 8.01(b) above) of any changes in loans, advances or investments by the Borrower or any Guarantor in or to any Subsidiary that is not a Guarantor under this Agreement.
The Borrower will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit C executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 9.10, 9.11 and 9.12 as of the end of the respective fiscal quarter or fiscal year.

     Section 8.02 Litigation. The Borrower shall promptly give to the Administrative Agent notice of: (a) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, could not reasonably be expected to have a Material Adverse Effect and (b) of any litigation or proceeding against or adversely affecting in any material respect the Borrower or any Subsidiary in which the amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense) or injunctive or similar relief is sought. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Administrative Agent and each of the Lenders of any claim, judgment, Lien (other than those permitted under Section 9.02) or other encumbrance affecting any producing Oil and Gas Property of the Borrower or any Subsidiary (other than any Entrada Asset) if the value of the claim, judgment, Lien or other encumbrance affecting such Property shall exceed $2,000,000 and any Entrada Asset if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $500,000.
     Section 8.03 Maintenance, Etc.
     (a) Generally. The Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Administrative Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons. The Borrower shall promptly obtain endorsements to any insurance policies covering the Collateral naming “Merrill Lynch Capital Corporation, as Administrative Agent for the Beneficiaries” as joint loss payee and containing provisions that such policies will not be canceled without 30 days prior written notice having been given by the insurance company to the Administrative Agent.
     (b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent and the Lenders copies of the applicable policies.

     (c) Oil and Gas Properties. The Borrower will and will cause each Subsidiary to, at its own expense, (i) do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be preserved and maintained in accordance with customary industry standards, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and (ii) maintain good and defensible title to its material (individually and in the aggregate) Properties, free and clear of all Liens, except Liens permitted by Section 9.02. The Borrower will and will cause each Subsidiary to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the material leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the material obligations required by each and all of the material assignments, deeds, leases, sub leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, and (iii) will and will cause each Subsidiary to do all other things reasonably necessary to keep unimpaired, except for Liens permitted under Section 9.02, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any material forfeiture thereof or default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Section 9.13. The Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a reasonably prudent manner in accordance with the customary practices of the industry and in compliance in all material respects with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements. The Borrower will not amend, waive, or release any such contract if such amendment, waiver or release could reasonably be expected to cause a Material Adverse Effect.
     Section 8.04 Environmental Matters.
     (a) Establishment of Procedures. The Borrower will and will cause each Subsidiary to establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following could not reasonably be expected to have a Material Adverse Effect: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA or other applicable Environmental Laws, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to violate or give rise to liability under any Environmental Laws or to pose an imminent and substantial endangerment to public health or welfare or the environment.

     (b) Notice of Action. The Borrower will promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority of which the Borrower has knowledge in connection with any Environmental Laws, excluding routine testing, monitoring and corrective action.
     (c) Future Acquisitions. The Borrower will and will cause each Subsidiary to provide environmental audits and tests as reasonably requested by the Administrative Agent or the Lenders (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority) in connection with any material Oil and Gas Properties constituting Collateral.
     Section 8.05 Further Assurances.
     (a) The Borrower will and will cause each Guarantor to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each Guarantor to promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Guarantor, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.
     (b) The Borrower will, and will cause CPOC to, use reasonable efforts in accordance with customary industry standards to perfect CPOC’s rights and security interests under the Joint Operating Agreement.
     (c) Within 20 days after the Closing Date, the title opinions delivered under Section 6.01(i) on the Closing Date shall be brought down to reflect the consummation of the transactions and the release of Liens on the Closing Date.
     Section 8.06 Performance of Obligations. The Borrower will pay the Notes according to the reading, tenor and effect thereof; and the Borrower will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Security Instruments and this Agreement, at the time or times and in the manner specified.
     Section 8.07 Engineering Reports.
     (a) Not less than 30 days prior to April 1 and October 1 of each year, commencing with October 1, 2008, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve Report due 30 days prior to October 1 of each year shall be for reserves attributable to the Borrower and its Subsidiaries’ proved Oil and Gas Properties in the Entrada Field or otherwise constituting Collateral as of the previous July 1 and be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve

Report to be true and accurate and to have been prepared in all material respects in accordance with the procedures (other than forecasted product prices) used in the immediately preceding Reserve Report. The Reserve Report due 30 days prior to April 1 of each year shall be for reserves attributable to the Borrower and its Subsidiaries’ proved Oil and Gas Properties in the Entrada Field or otherwise constituting Collateral as of the previous January 1 and be prepared by Huddleston & Co., Inc. or another certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to the Administrative Agent.
     (b) In the event of an unscheduled redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in all material respects in accordance with the procedures (other than forecasted product prices) used in the immediately preceding Reserve Report. For any unscheduled redetermination requested by the Required Lenders or the Borrower pursuant to Section 2.08(d)), the Borrower shall provide such Reserve Report with an “as of” date as required by the Required Lenders as soon as possible, but in any event no later than 30 days following the receipt of the request by the Administrative Agent.
     (c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders, a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct and (ii) the Borrower owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.02.
     Section 8.08 Collateral.
     (a) Collateral. The Obligations shall be secured by a perfected first priority Lien (subject only to Liens permitted under Section 9.02 entitled to priority under applicable law or under Section 9.02) granted to the Administrative Agent for the benefit of the Beneficiaries (i) in the Entrada Field and related equipment, accounts receivable, general intangibles and other assets related thereto and any proceeds therefrom (collectively, the “Entrada Assets”) and (ii) the capital stock of any special purpose subsidiary of the Borrower formed to hold title to the Borrower’s ownership interests only in the Entrada Field, except in each case for those properties and assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby.
     (b) Title Information. Concurrently with the granting of the Lien or other action referred to in Section 8.08(a) above, the Borrower will provide to the Administrative Agent title information in form and substance satisfactory to the Administrative Agent in its sole discretion with respect to the Borrower’s interests in the Collateral.
     (c) Legal Opinions. Also, promptly after the filing of any new Security Instrument in any state, upon the reasonable request of the Administrative Agent, the Borrower will provide to the Administrative Agent an opinion addressed to the Administrative Agent for the benefit of the

Lenders in form and substance satisfactory to the Administrative Agent in its sole discretion from counsel acceptable to Administrative Agent, stating that the Security Instrument is valid, binding and enforceable in accordance with its terms in legally sufficient form for such jurisdiction, and the means by which such Security Instrument will perfect the Lien created thereby.
     Section 8.09 ERISA Information and Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.
     Section 8.10 Inspection; Books and Records. Upon reasonable notice, the Borrower will and will cause each Guarantor to permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, during normal business hours and subject to the terms of any applicable confidentiality or non-disclosure agreements to which the Borrower or such Guarantor may be bound, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower or such Guarantor, and (b) discuss the affairs, finances and accounts of the Borrower or such Guarantor with any of their respective officers or directors, all to the extent reasonably requested by the Administrative Agent or such Lender, as the case may be. The Borrower will and will cause each Guarantor to keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Governmental Requirements in all material respects shall be made of all dealings and transactions in relation to its business and activities.
     Section 8.11 Interest Rate Management. Within 30 days after the Closing Date the interest accruing on at least 50% of the principal amount of the Borrower’s Funded Debt must be fixed rate on terms and for a period of time reasonably satisfactory to the Administrative Agent.
     Section 8.12 Additional Guarantors. The Borrower shall notify the Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent documents of the types referred to in Sections 6.01(e) and (f) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     Section 8.13 Entrada Field. On or before January 18, 2008, the Borrower shall enter into a production handling agreement with ConocoPhillips and Devon Energy Corporation in form and substance reasonably satisfactory to the Administrative Agent.
ARTICLE IX
Negative Covenants
     The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder, without the prior written consent of the Required Lenders:
     Section 9.01 Debt. Neither the Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:
     (a) the Notes or other Obligations or any guaranty of or suretyship arrangement for the Notes or other Obligations;
     (b) Debt of the Borrower and its Subsidiaries existing on the Closing Date (other than the Senior Notes and the UBOC Credit Agreement) which is reflected in the Financial Statements or is disclosed in Schedule 9.01, and any renewals or extensions (but not increases) thereof;
     (c) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 120 days past the invoice or billing date, are being contested in good faith by appropriate proceedings, provided that reserves adequate under GAAP shall have been established therefor;
     (d) purchase money Debt and Debt under capital leases (as required to be reported on the financial statements of the Borrower pursuant to GAAP) in addition to any obligations that are Debt as permitted under Section 9.05, not to exceed $10,000,000, provided, however, that the obligations due under the Hanover Processing Agreement shall not be considered capital lease obligations for purposes of the limitation on capital leases contained in this Section 9.01(d);
     (e) Debt in addition to any Debt not otherwise permitted this Section 9.01 that is unsecured and not to exceed $10,000,000 in the aggregate outstanding at one time;
     (f) on and after the date on which the Aggregate Maximum Credit Amount has been reduced to $125,000,000 or less, Subordinated Debt in an amount not to exceed $40,000,000 in the aggregate outstanding at any one time, provided that such Subordinated Debt has (i) a final maturity after September 30, 2014 and (ii) no sinking fund payments, scheduled principal payments, or mandatory redemption obligations on or prior to September 30, 2014;
     (g) the Senior Notes and any refinancings, renewals or extensions (but not increases) of the Senior Notes, provided that any such refinancing (i) provides for a final maturity after September 30, 2014, (ii) has no sinking fund payments, scheduled principal payments, or mandatory redemption obligations on or prior to September 30, 2014, and (iii) is otherwise pursuant to terms and conditions satisfactory to the Required Lenders, provided further that if any such refinancing is being accomplished by using the proceeds from an issuance of preferred stock of the Borrower, then such issuance complies with Section 9.18 hereof;
     (h) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties of the Borrower and its Subsidiaries;
     (i) Hedging Agreements covering (i) estimated oil and gas production from proved Oil and Gas Properties of the Borrower or any Guarantor; provided, however, that such Hedging Agreements related to oil or gas production shall not, either individually or in the aggregate, cover more than 90% of estimated production of oil or gas of the Borrower and the Guarantors for each individual period covered by the Hedging Agreements and (ii) fluctuations in interest rates for notional principal amounts not to exceed at any time outstanding 80% of the Debt for borrowed money of the Borrower and its Consolidated Subsidiaries; and
     (j) Debt under the UBOC Credit Agreement in a maximum principal amount not to exceed (i) until the Aggregate Maximum Credit Amount has been reduced to $125,000,000, $75,000,000, (ii) thereafter until the Aggregate Maximum Credit Amount has been reduced to $100,000,000, $100,000,000, and (iii) thereafter, at any time after the Aggregate Maximum Credit Amount has been reduced below $100,000,000, $125,000,000.
     Section 9.02 Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
     (a) Liens securing the payment of any Obligations (provided that any Lien securing any of the Obligations must secure all of the Obligations);
     (b) Excepted Liens;
     (c) Liens securing leases allowed under Section 9.01(d), but only on the Property under lease;
     (d) Liens disclosed on Schedule 9.02;
     (e) Liens on cash or securities of the Borrower or any Subsidiary securing the Debt described in Section 9.01(h) and 9.01(i); provided, however that the aggregate amount of cash or securities which may secure Debt described in Section 9.01(i) shall not exceed $10,000,000;
     (f) Liens securing the obligations under the UBOC Credit Agreement in assets other than the Collateral; and

     (g) other Liens securing Debt permitted under Section 9.01 not exceeding $10,000,000 in the aggregate at any time.
     Section 9.03 Investments, Loans and Advances. Neither the Borrower nor any Guarantor will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:
     (a) investments, loans or advances reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.03;
     (b) accounts receivable arising in the ordinary course of business;
     (c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;
     (d) commercial paper maturing within one year from the date of creation thereof rated in one of the two highest grades by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;
     (e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively;
     (f) deposits in money market funds investing exclusively in investments described in Section 9.03(c), 9.03(d) or 9.03(e);
     (g) investments, loans or advances made by the Borrower in or to the Guarantors or by any Guarantor in or to the Borrower or another Guarantor;
     (h) investments by the Borrower in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto, and investments, loans or advances in connection with or related to farm out agreements, farm in agreements, joint operating agreements, joint venture or area of mutual interest agreements, processing facilities, seismic acquisition and evaluation, pipelines or other similar or customary arrangements made in the ordinary course of business only insofar as they do not (i) reduce the net revenue interest of the Credit Parties in the Entrada Field and/or (ii) increase the Credit Parties undivided working interest in the Entrada Field without a corresponding increase in the Credit Parties net revenue interest in the Entrada Field;
     (i) loans or advances to employees of the Borrower and the Guarantors in the ordinary course of business not to exceed an amount equal to $1,000,000 in the aggregate at any time outstanding; and

     (j) other investments, loans or advances not to exceed, in the aggregate at any time outstanding, an amount equal to $10,000,000.
     Section 9.04 Dividends, Distributions and Redemptions. The Borrower will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its stockholders or make any distribution of its assets to its stockholders, except that, if no Default exists or would result therefrom, the Borrower may (a) pay cash dividends on preferred stock issued to refinance Subordinated Debt or the Senior Notes pursuant to Section 9.01(g), (b) redeem preferred stock with the proceeds of or in connection with the issuance of equity securities, and (c) pay stock dividends only in common stock of the Borrower.
     Section 9.05 Sales and Leasebacks. Neither the Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any of its proved Oil and Gas Properties having a value, in the aggregate at any time outstanding, in excess of $5,000,000, whether now owned or hereafter acquired, and whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred; provided, however, that the sale of Property undertaken pursuant to the Hanover Sales Documents shall not be deemed to be a sale and leaseback for purposes of the limitations on sales and leasebacks of Property contained in this Section 9.05.
     Section 9.06 Nature of Business. Neither the Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.
     Section 9.07 Mergers, Etc. Neither the Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person, except that, provided no Default or Change of Control exists or would result therefrom, (a) any Subsidiary may merge into, or transfer all or substantially all of its Property or assets to, the Borrower (provided the Borrower is the surviving entity) or with any other Guarantor and (b) the Borrower or any Subsidiary may merge with, or transfer all or substantially all of its Property or assets to, another Person if the Borrower or such Subsidiary is the surviving entity. The Borrower shall provide the Administrative Agent with at least 30 days prior written notice of any merger or consolidation permitted by this Section 9.07
     Section 9.08 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause this Agreement and any of the other Credit Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

     Section 9.09 ERISA Compliance. The Borrower will not at any time:
     (a) Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
     (b) Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any material liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;
     (c) Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;
     (d) Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;
     (e) Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;
     (f) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;
     (g) Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;
     (h) Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;
     (i) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

     (j) Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.
     Section 9.10 Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter) to be less than (a) for each fiscal quarter through the fiscal quarter ending September 30, 2009, 2.35 to 1.00 and (b) thereafter, 2.50 to 1.00. For purposes of this Section 9.10, “Interest Coverage Ratio” means the ratio of (a) EBITDA for the immediately preceding four fiscal quarters to (b) the Consolidated Interest Expense during such four fiscal quarters.
     Section 9.11 Leverage Ratio. The Borrower will not permit its Leverage Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter) to be greater than (a) for each fiscal quarter through the fiscal quarter ending September 30, 2009, 4.00 to 1.00 and (b) thereafter, 3.75 to 1.00. For the purposes of this Section 9.11, “Leverage Ratio” means the ratio of (a) Consolidated Net Debt as of the end of such fiscal quarter to (b) EBITDA for the immediately preceding four fiscal quarters then ended.
     Section 9.12 PV10 Ratio. The Borrower will not permit its PV10 Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter) to be less than 2.00 to 1.00. For the purposes of this Section 9.12, “PV10 Ratio” means the ratio of (a) PV10 for the Borrower and its Subsidiaries proved Oil and Gas Properties as of the end of such fiscal quarter based on the most recent Reserve Report delivered pursuant to Section 8.07 to (b) Consolidated Net Debt as of the end of such fiscal quarter.
     Section 9.13 Sale of Oil and Gas Properties. The Borrower will not, and will not permit any Guarantor to, sell, assign, farm-out, convey or otherwise transfer any producing Oil and Gas Property or the Oil and Gas Properties in the Entrada Field or any interest in any such Property (a “Transfer”) except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts of Oil and Gas Properties other than those in the Entrada Field; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Guarantor or is contemporaneously replaced by equipment of at least comparable value and use; (d) during any consecutive 12 month period, sales in the ordinary course of business of producing Oil and Gas Properties (other than those in the Entrada Field) whose value shall not exceed 25% of the aggregate value of all of such producing Oil and Gas Properties based upon the most recent year end Reserve Report; and (e) dispositions of the Collateral or any interests in the Collateral (including farmouts of undeveloped acreage and assignments in connection therewith) if (i) the Credit Parties retain at least a majority interest in the Entrada Field and (ii) any buyer of an interest in the Entrada Field enters into an operating agreement with a Credit Party for the Entrada Field on the same terms as the Joint Operating Agreement as in effect on the Closing Date or with any different terms to which the Administrative Agent has consented in writing in connection with such buyer’s acquisition of an interest in the Entrada Field.
     Section 9.14 Environmental Matters. Neither the Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.
     Section 9.15 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or a Guarantor) unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     Section 9.16 Subsidiaries. The Borrower shall not and shall not permit any Subsidiary to sell or to issue any stock or ownership interest of a Subsidiary unless such sale or issuance would be in compliance with Section 9.03 and the other terms and provisions of this Agreement.
     Section 9.17 Negative Pledge Agreements. Except for provisions in the Senior Notes indenture and the UBOC Credit Agreement, each as in effect on the Closing Date, neither the Borrower nor any Guarantor will create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments, and the agreements and instruments creating Liens otherwise permitted under Section 9.02 with respect to the Property covered by such Liens only) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any Guarantor from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.
     Section 9.18 Subordinated Debt; Senior Notes. Neither the Borrower nor any Guarantor shall make any voluntary prepayment in respect of any Subordinated Debt or the Senior Notes, nor will they make any other payment thereon that would not be allowed under the subordination provisions of any Subordinated Debt; provided that, the Borrower and the Guarantor may prepay such Subordinated Debt or the Senior Notes with proceeds from (a) an issuance of preferred stock of the Borrower; provided further that, (i) the maximum aggregate amount of such prepayments may not exceed $75,000,000, (ii) the dividend rate on such preferred stock may not be greater than the interest rate on the Debt being repaid, and (iii) such preferred stock may not provide for mandatory redemption obligations on or prior to one year after the Maturity Date and (b) refinancing of the Senior Notes permitted under Section 9.01(g). The Borrower will not amend, supplement or otherwise modify any instruments evidencing, or agreements relating to or executed in connection with, any Subordinated Debt or the Senior Notes, in any manner which would have the effect of (i) accelerating the timing or amount of any scheduled payments of principal or interest thereon, (ii) increasing the rate of interest payable thereon or (iii) resulting in a Material Adverse Effect.
     Section 9.19 Hanover Agreements. Without the prior written consent of the Lenders, the Borrower will not, and will not permit any Subsidiary to, amend, supplement, restate or otherwise modify the Hanover Processing Agreement, the Hanover Sales Documents or any other document executed in connection therewith that could adversely affect in any material respect the Lenders and their rights and remedies under this Agreement and any other Credit Document.
     Section 9.20 Permitted Medusa Transactions. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, so long as no Default or Event of Default has occurred and is continuing at the time Borrower or any of its Subsidiaries enters into any Permitted Medusa Transaction, the entering into and carrying out of such Permitted Medusa Transaction shall be allowed hereunder and shall not in itself constitute a breach of, non-compliance with, or Default or Event of Default under this Agreement or any other Credit Document.
     Section 9.21 Change of Fiscal Year. The Borrower will not change its fiscal year end from December 31.
     Section 9.22 Speculative Trading and Hedging. The Borrower shall not and shall not, permit any of its Subsidiaries to, directly or indirectly, enter into or assume any commodity hedging or trading transaction except in the ordinary course of business and not for speculative purposes.
ARTICLE X
Events of Default; Remedies
     Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:
     (a) the Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan or any fees or other amount payable by it hereunder or under any Security Instrument and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of three Business Days; or
     (b) the Borrower or any Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $10,000,000 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or
     (c) any representation, warranty or certification made or deemed made herein or in any Security Instrument by the Borrower or any Subsidiary, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or
     (d) the Borrower shall default in the performance of any of its obligations under Article IX, Section 8.01(c) or any other Article of this Agreement other than under Article VIII (excluding Section 8.01(c)); or the Borrower shall default in the performance of any of its obligations under Article VIII or any Security Instrument (other than the payment of amounts due which shall be governed by Section 10.01(a)) and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent), or (ii) the Borrower otherwise becoming aware of such default; or
     (e) the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or
     (f) the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or
     (g) a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or
     (h) a judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered by a court against the Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or
     (i) the Security Instruments after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing; or
     (j) a Change of Control occurs; or

     (k) Any Guarantor takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (e), (f), (g) or (h) or if any provision of any guaranty agreement related thereto shall for any reason cease to be valid and binding on such Guarantor or if such Guarantor shall so state in writing; or
     (l) an Event of Default (as defined thereunder) shall occur under the Hanover Processing Agreement or Hanover Sales Documents.
     Section 10.02 Remedies.
     (a) In the case of an Event of Default other than one referred to in clause (e), (f), or (g) of Section 10.01 or in clause (k) to the extent it relates to clause (e), (f), or (g), the Administrative Agent, upon request of the Required Lenders, shall, by notice to the Borrower, cancel the Commitments (in whole or part) and/or declare the principal amount then outstanding of, and the accrued interest on all (but not less than all) of, the Loans and all other amounts payable by the Borrower hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
     (b) In the case of the occurrence of an Event of Default referred to in clause (e), (f), or (g) of Section 10.01 or in clause (k) to the extent it relates to clause (e), (f), or (g), the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
     (c) In the case of an acceleration of the Loans pursuant to the foregoing clause (a) or (b) of this Section 10.02, or if the Borrower defaults in the full and complete payment of all of the Loans or other Obligations due on the Maturity Date, then the Administrative Agent, upon request of the Required Lenders, shall take reasonable actions to liquidate the Collateral.
     (d) All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied as provided in Section 3.03.
ARTICLE XI
The Administrative Agent
     Section 11.01 Appointment, Powers and Immunities. Each Lender, the Revolving Loan Lender, and the Deposit Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the Security Instruments with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the Security Instruments, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents, and shall not by reason of this Agreement and the other Credit Documents be a trustee or fiduciary for any Lender, the Revolving Loan Lender, or the Deposit Bank; (b) makes no representation or warranty to any Lender, the Revolving Loan Lender, or the Deposit Bank and shall not be responsible to the Lenders, the Revolving Loan Lender, or the Deposit Bank for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person (other than the Administrative Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, its Subsidiaries or any other obligor or guarantor; (c) except pursuant to Section 11.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent. The Administrative Agent is authorized to release any collateral that is permitted to be sold or released pursuant to the terms of this Agreement and the other Credit Documents.
     Section 11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.
     Section 11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non payment of principal of or interest on Loans or of fees) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders, the Revolving Loan Lender, and the Deposit Bank. In the event of a payment Default, the Administrative Agent shall give each Lender and the Revolving Loan Lender prompt notice of each such payment Default.
     Section 11.04 Rights as a Lender. With respect to its Commitments and the participation in the Loan it holds, Merrill (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term

“Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Merrill (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent, and Merrill and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     Section 11.05 Indemnification. The Lenders agree to indemnify each of the Administrative Agent, the Revolving Loan Lender, and the Deposit Bank in accordance with its Percentage Shares for the Indemnity Matters as described in section 12.03 to the extent not indemnified or reimbursed by the Borrower under section 12.03, but without limiting the obligations of the Borrower under said section 12.03 and for any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, the Revolving Loan Lender, or the Deposit Bank in any way relating to or arising out of: (i) this Agreement, the Security Instruments or any other documents contemplated by or referred to herein or the transactions contemplated hereby, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its duties hereunder or (ii) the enforcement of any of the terms of this Agreement, any Security Instrument or of any such other documents; whether or not any of the foregoing specified in this section 11.05 arises from the sole or concurrent negligence of the Administrative Agent, the Revolving Loan Lender, or the Deposit Bank provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent, the Revolving Loan Lender, or the Deposit Bank, as applicable.
     Section 11.06 Non-Reliance on Administrative Agent and other Lenders. Each of each Lender and the Revolving Loan Lender acknowledges and agrees that it has, independently and without reliance on the Administrative Agent or any other Lender or the Revolving Loan Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Administrative Agent, the Revolving Loan, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Notes, the Security Instruments or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders or the Revolving Loan Lender by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender and acknowledges that Bracewell & Giuliani LLP is acting in this transaction as special counsel to the Administrative Agent, the Revolving Loan Lender, and the Deposit Bank only, except to the extent otherwise expressly stated in any legal opinion this Agreement or any other Credit Document. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with this Agreement and the other Credit Documents and the matters contemplated therein.
     Section 11.07 Action by Administrative Agent. Except for action or other matters expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (a) receive written instructions from the Required Lenders (or all of the Lenders as expressly required by Section 12.04) specifying the action to be taken, and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Required Lenders (or all of the Lenders as expressly required by Section 12.04) and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders and the Revolving Loan Lender. If a Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default as shall be directed by the Required Lenders (or all of the Lenders as required by Section 12.04) in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders and the Revolving Loan Lender. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement and the other Credit Documents or applicable law.
     Section 11.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld). Upon the acceptance of such appointment hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

     Section 11.09 Resignation or Removal of Revolving Loan Lender and Deposit Bank. The Revolving Loan Lender or the Deposit Bank may resign at any time by giving prior written notice thereof to the Administrative Agent, the Lenders, and the Borrower, such resignation to be effective upon the appointment of a successor Revolving Loan Lender or Deposit Bank. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders and after consultation with the Borrower, a successor Revolving Loan Lender or Deposit Bank. If no successor Revolving Loan Lender or Deposit Bank shall have been so appointed by the Required Lenders within 30 days after the resigning Revolving Loan Lender or the Deposit Bank has given notice of its intention to resign, then the resigning Revolving Loan Lender or Deposit Bank may appoint, on behalf of the Borrower and the Lenders and after consultation with the Lenders and the Borrower, a successor Revolving Loan Lender or Deposit Bank. No successor Revolving Loan Lender or Deposit Bank shall be deemed to be appointed hereunder until such successor Revolving Loan Lender or Deposit Bank has accepted the appointment. Any such successor Revolving Loan Lender or Deposit Bank shall be a commercial bank having capital and retained earnings of at least $500,000,000 unless such requirement is waived by the Required Lenders and the Borrower. Upon the acceptance of any appointment as Revolving Loan Lender or Deposit Bank hereunder by a successor Revolving Loan Lender or Deposit Bank, such successor Revolving Loan Lender or Deposit Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Revolving Loan Lender or Deposit Bank. Upon the effectiveness of the resignation of the Revolving Loan Lender or Deposit Bank, the resigning Revolving Loan Lender or Deposit Bank shall be discharged from its duties and obligations hereunder and under the Credit Documents; provided that the succeeding Revolving Loan Lender or Deposit Bank shall make arrangements satisfactory to the retiring Revolving Loan Lender or Deposit Bank to effectively assume the obligations of the retiring Revolving Loan Lender or Deposit Bank with respect to outstanding Loans or Deposits. After the effectiveness of the resignation of the Revolving Loan Lender or Deposit Bank, the provisions of this Article XI shall continue in effect for the benefit of the Revolving Loan Lender in respect of any actions taken or omitted to be taken by it while it was acting as the Revolving Loan Lender or Deposit Bank hereunder and under the other Credit Documents.
ARTICLE XII
Miscellaneous
     Section 12.01 Waiver. No failure on the part of the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement and any of the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement and any of the other Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.
     Section 12.02 Notices. All notices and other communications provided for herein and in the other Credit Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Credit Documents) shall be given or made in writing by telecopy, courier or U.S. Mail and telecopied, mailed or delivered to the intended recipient at the “Address for Notices” specified in Schedule 12.02 or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Credit Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.
     Section 12.03 Payment of Expenses, Indemnities, etc.
     (a) The Borrower agrees:
          (i) whether or not the transactions hereby contemplated are consummated, to pay all reasonable expenses of the Administrative Agent, the Revolving Loan Lender, and the Deposit Bank in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Administrative Agent, the Revolving Loan Lender, and the Deposit Bank and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, this Agreement and the other Credit Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Administrative Agent, the Revolving Loan Lender, and the Deposit Bank, the cost of environmental audits, surveys and appraisals at reasonable intervals, the reasonable fees and disbursements of counsel and other outside consultants for the Administrative Agent, the Revolving Loan Lender, and the Deposit Bank and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent, the Revolving Loan Lender, and the Deposit Bank and any of the Lenders); and promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent, the Revolving Loan Lender, the Deposit Bank or the Lenders to satisfy any obligation of the Borrower under this Agreement or any Security Instrument, including without limitation, all costs and expenses of foreclosure;
          (ii) To indemnify the Administrative Agent, the Revolving Loan Lender, the Deposit Bank and each Lender and each of their Affiliates and each of their officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the Indemnity Matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (ii) the execution, delivery and performance of this agreement and the other Credit Documents, (iii) the operations of the business of the Borrower and its Subsidiaries, (iv) the failure of the Borrower or any Subsidiary to comply with the terms of any Security Instrument or this Agreement, or with any Governmental Requirement, (v) any inaccuracy of any representation or any breach of any warranty of the Borrower or any Guarantor set forth in this agreement and any of the other Credit Documents, (vi) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments or (vii) any other aspect of this agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the ordinary negligence of any Indemnified Party, but excluding all Indemnity Matters arising solely by reason of claims between the Lenders or any Lender and the Administrative Agent or a Lender’s shareholders against the Administrative Agent or Lender or by reason of the gross negligence or willful misconduct on the part of any Indemnified Party; and
          (iii) to indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may become subject (i) under any Environmental Law applicable to the Borrower or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (ii) as a result of the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (iii) due to past ownership by the Borrower or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (iv) the presence, use, release, storage, treatment or disposal of hazardous substances on or at any of the Properties owned or operated by the Borrower or any Subsidiary, or (v) any other environmental, health or safety condition in connection with this agreement and the other Credit Documents; provided, however, no indemnity shall be afforded under this section 12.03(a)(iii) in respect of any Property for any occurrence arising from the acts or omissions of the Administrative Agent or any Lender during the period after which such Person, its successors or assigns shall have obtained possession of such Property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).
     (b) No Indemnified Party may settle any claim to be indemnified without the consent of the Borrower, such consent not to be unreasonably withheld; provided, however, that the Borrower may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the Borrower does not have the financial ability to pay all its obligations outstanding and asserted against the Borrower at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.
     (c) In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.
     (d) The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties. To the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.
     (e) The Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.
     (f) The Borrower shall pay any amounts due under this Section 12.03 within 30 days of the receipt by the Borrower of notice of the amount due.
     Section 12.04 Amendments, Etc. Any provision of this Agreement or any Security Instrument may be amended, modified or waived with the Borrower’s and the Required Lenders’ prior written consent; provided that (a) no amendment, modification or waiver which extends the final maturity of the Loans, increases the Aggregate Maximum Credit Amount, forgives the principal amount of any Obligations outstanding under this Agreement, releases any guarantor of the Obligations or releases all or substantially all of the collateral, reduces the interest rate applicable to the Loans or the fees or premiums payable to the Lenders generally, affects Section 2.03(a), this Section 12.04 or Section 12.06(a), releases any amounts deposited in the Deposit Account other than as expressly provided herein, or modifies the definition of “Required Lenders” shall be effective without consent of all Lenders; (b) no amendment, modification or waiver which increases the Maximum Credit Amount or the Commitment of any Lender shall be effective without the consent of such Lender; (c) no amendment, modification or waiver which modifies the rights, duties or obligations of the Administrative Agent shall be effective without the consent of the Administrative Agent; (d) no amendment, modification or waiver which modifies the rights, duties or obligations of the Deposit Bank shall be effective without the consent of the Deposit Bank; and (e) no amendment, modification or waiver which modifies the rights, duties or obligations of the Revolving Loan Lender shall be effective without the consent of the Revolving Loan Lender.

     Section 12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 12.06 Assignments and Participations.
     (a) The Borrower may not assign its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent.
     (b) Any Lender may, upon the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent will not be unreasonably withheld, delayed or conditioned), assign to one or more assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement substantially in the form of Exhibit E (an “Assignment”); provided, however, that (i) assignments are pro rata between Loans and Commitments; (ii) any such assignment of a partial interest in a Commitment shall be in the amount of at least $1,000,000 or such lesser amount to which the Borrower and the Administrative Agent has consented or unless the assigning Lender’s exposure is thereby reduced to zero; (iii) the assignee or assignor shall pay to the Administrative Agent a processing and recordation fee of $3,500 for each assignment; and (iv) no consent of the Administrative Agent or the Borrower shall be required for any assignment by a Lender to any Lender or any nominee or Affiliate of any Lender. Any such assignment will become effective upon the execution and delivery to the Administrative Agent of the Assignment and the consent of the Administrative Agent and, if applicable, the Borrower. Promptly after receipt of an executed Assignment, the Administrative Agent shall send to the Borrower a copy of such executed Assignment. Upon the effectiveness of any assignment pursuant to this Section 12.06(b), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of this Agreement and the other Credit Documents. The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a “Lender” hereunder except that its rights under Sections 4.06, 5.01, 5.05, and 12.03 shall not be affected). The Administrative Agent agrees to provide current list of Lenders and their Percentage Shares from time to time upon request of Borrower.
     (c) Each Lender may transfer, grant or assign participations in all or any part of such Lender’s interests hereunder pursuant to this Section 12.06(c) to any Person, provided that: (i) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder; and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Agreement and any of the other Credit Documents except to the extent such amendment or waiver would (x) forgive any principal owing on any Obligations or extend the final maturity of the Loans, (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or fees applicable to any of the Commitments or Loans in which such participant is participating, or postpone the payment of any thereof, or (z) release any guarantor of the Obligations or release all or substantially all of the collateral (except as provided in this Agreement and the other Credit Documents) supporting any of the Commitments or Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the Security Instruments (the participant’s rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Article V on the same basis as if it were a Lender and be indemnified under Section 12.03 as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.15.
     (d) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 12.15.
     (e) Notwithstanding anything in this Section 12.06 to the contrary, any Lender may assign and pledge its Note to any Federal Reserve Bank. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.
     (f) Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
     Section 12.07 Invalidity. In the event that any one or more of the provisions contained in this Agreement and any of the other Credit Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Credit Document.
     Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 12.09 References; Use of Word “Including”. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or Article shall be deemed to refer to the applicable Section or Article of this Agreement unless otherwise stated herein. Any reference herein to an exhibit, schedule, or other attachment shall be deemed to refer to the applicable exhibit, schedule, or other attachment attached hereto unless otherwise stated herein. The word “including”, “includes” and words of similar import means “including, without limitation”.
     Section 12.10 Survival. The obligations of the parties under Section 4.06, Article V, and Sections 11.05 and 12.03 shall survive the repayment of the Loans and the termination of the Commitments. To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative

Agent’s, the Revolving Loan Lender’s, the Deposit Bank’s, and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent, the Revolving Loan Lender’s, the Deposit Bank’s, and the Lenders to effect such reinstatement.
     Section 12.11 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     Section 12.12 No Oral Agreements. This Agreement and the other Credit Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. This Agreement and the other Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     Section 12.13 Governing Law; Submission to Jurisdiction.
     (a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that United States federal law permits any Lender to charge interest at the rate allowed by the laws of the state where such Lender is located.
     (b) Any legal action or proceeding with respect to this Agreement and the other Credit Documents shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude the Administrative Agent or any Lender from obtaining jurisdiction over the Borrower in any court otherwise having jurisdiction.
     (c) The Borrower hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its said address, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or its Properties in any other jurisdiction.
     (d) The Borrower, the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, and each Lender hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Credit Document and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative, agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this section 12.13.
     Section 12.14 Interest. It is the intention of the parties hereto that each Lender and the Revolving Loan Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender or the Revolving Loan Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender or the Revolving Loan Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement and any of the other Credit Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender or the Revolving Loan Lender under this Agreement and any of the other Credit Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender or the Revolving Loan Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender or the Revolving Loan Lender to the Borrower) and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender or the Revolving Loan Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender or the Revolving Loan Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender or the Revolving Loan Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender or the Revolving Loan Lender to the Borrower). All sums paid or agreed to be paid to any Lender or the Revolving Loan Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender or the Revolving Loan Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender or the Revolving Loan Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender or the Revolving Loan Lender pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender or the Revolving Loan Lender or the Revolving Loan Lender would be less than the amount of interest payable to such Lender or the Revolving Loan Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender or the Revolving Loan Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender or the Revolving Loan Lender until the total amount of interest payable to such Lender or the Revolving Loan Lender shall equal the total amount of interest which would have been payable to such Lender or the Revolving Loan Lender if the total amount of interest had been computed without giving effect to this Section 12.14.
     Section 12.15 Confidentiality. In the event that the Borrower or any Subsidiary provides to the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or the Lenders confidential information belonging to the Borrower or such Subsidiary, which the Borrower or any Subsidiary shall designate in writing as “confidential”, the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (a) are in the public domain, (b) hereafter become part of the public domain without the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or any Lender’s breaching their obligation of confidence to the Borrower, (c) are previously known by the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or the Lenders from some source other than the Borrower, (d) are hereafter developed by the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or the Lenders without using the Borrower’s information, (e) are hereafter obtained by or available to the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or the Lenders from a third party who owes no obligation of confidence to the Borrower with respect to such information or through any other means other than through disclosure by the Borrower, (f) are disclosed with the Borrower’s consent, (g) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or the Lenders, or (h) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or a Lender may disclose any such information to the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, any other Lender or any Affiliate of any of the foregoing, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Administrative Agent, the Revolving Loan Lender, the Deposit

Bank, or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, or the Lenders hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three years from the date the information was furnished, unless the Borrower requests in writing at least 30 days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. The Borrower waives any and all other rights it may have to confidentiality as against the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 12.15.
     Section 12.16 Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”
     Section 12.17 Hedging Agreement Substitution of Collateral. If the Obligations are paid in full and this Agreement is terminated, the Administrative Agent, the Revolving Loan Lender, the Deposit Bank, and the Lenders shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate in order to release all liens and security interests created by the Security Instruments, provided, however, that in lieu of paying off any such Obligations arising under any Hedging Agreement with any Lender or Affiliate of any Lender, the Borrower may provide substitute credit support under a standard form ISDA Credit Support Annex acceptable to such Lender (or its Affiliate) in the form of a letter of credit or cash equivalents in an amount equal to 110% of the then current exposure under such Hedging Agreement.
     Section 12.18 Obligations as Senior Indebtedness; Specified Senior Indebtedness. It is the intent of all the parties hereto that all of the Obligations arising under this Agreement and the other Credit Documents shall constitute (and to the extent, if any, required are hereby designated by Borrower to constitute) “Senior Indebtedness” and “Specified Senior Indebtedness” or any other similar term as such terms are defined in any indentures or agreement governing Subordinated Debt. This Agreement and the other Credit Documents represent a “Credit Facility” or a “Senior Secured Credit Facility”, as the case may be, as defined in the indenture governing the Senior Notes. Notwithstanding the foregoing, the acknowledgment of intent contained in this Section 12.18 shall not be deemed to modify or amend any provision of this Agreement or any of the other Credit Documents.
     Section 12.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined), the Revolving Loan Lender, the Deposit Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
[SIGNATURES BEGIN ON NEXT PAGE]

     The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	CALLON PETROLEUM COMPANY
By:
Rodger W. Smith, Jr.
Treasurer

ADMINISTRATIVE AGENT, REVOLVING
LOAN LENDER AND LENDER:

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent, Revolving Loan Lender, and Lender
By:
Name:
Title:

DEPOSIT BANK:

MERRILL LYNCH BANK USA
By:
Name:
Title:

ANNEX I
LIST OF PERCENTAGE SHARES AND
MAXIMUM CREDIT AMOUNTS

	Percentage	Maximum Credit
Name of Lender	Share	Amount
Merrill Lynch Capital Corporation	100%	$200,000,000

TOTAL	100%	$200,000,000

EXHIBIT A
FORM OF NOTE

$200,000,000.00	, 20
     For value received, Callon Petroleum Company, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of                                          (the “Revolving Loan Lender”), at the office of Merrill Lynch Capital Corporation (the “Administrative Agent”), at 4 World Financial Center, 250 Vesey Street, New York New York 10080 or such other address as the Administrative Agent shall specify to the Revolving Loan Lender, the principal sum of Two-Hundred Million and No/100 Dollars ($200,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Revolving Loan Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Revolving Loan Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Revolving Loan Lender on its books and, prior to any transfer of this Note, endorsed by the Revolving Loan Lender on the schedules attached hereto or any continuation thereof.
     This Note is one of the Notes referred to in the Credit Agreement dated as of April 18, 2007 among the Borrower, the Lenders which are or become parties thereto (including the Lender), the Revolving Loan Lender, Merrill Lynch Bank USA, as deposit bank, and the Administrative Agent (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Loans made by the Revolving Loan Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.
     This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Credit Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CALLON PETROLEUM COMPANY
By:
Name:
Title:

EXHIBIT B
FORM OF BORROWING, CONTINUATION AND CONVERSION REQUEST
                                        , 20
     Callon Petroleum Company, a Delaware corporation (the “Borrower”), pursuant to the Credit Agreement dated as of April 18, 2007 among the Borrower, Merrill Lynch Capital Corporation, as Administrative Agent for the lenders (the “Lenders”) which are or become parties thereto, Merrill Lynch Bank USA, as deposit bank, and such Lenders (together with all amendments or supplements thereto, the “Credit Agreement”), hereby makes the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):

☐	1.		Loans:

	(a	)	Aggregate amount of new Loans to be $ ;

	(b	)	Requested funding date is , 200 ;

	(c	)	$ of such borrowings are to be LIBOR Loans;

			$ of such borrowings are to be Base Rate Loans; and

	(d	)	Length of Interest Period for LIBOR Loans is: .

☐	2.		LIBOR Loan Continuation for LIBOR Loans maturing on :

	(a	)	Aggregate amount to be continued as LIBOR Loans is $ ;

	(b	)	Aggregate amount to be converted to Base Rate Loans is $ ;

	(c	)	Length of Interest Period for continued LIBOR Loans is .

☐	3.		Conversion of Outstanding Base Rate Loans to LIBOR Loans:

			Convert $ of the outstanding Base Rate Loans to LIBOR Loans on with an Interest Period of .

☐	4.		Conversion of outstanding LIBOR Loans to Base Rate Loans:

			Convert $ of the outstanding LIBOR Loans with Interest Period maturing on , 20 , to Base Rate Loans.
     The undersigned certifies that he is the                                          of the Borrower, and that as such he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the

Borrower is entitled to receive the requested borrowing, continuation or conversion under the terms and conditions of the Credit Agreement.

CALLON PETROLEUM COMPANY
By:
Name:
Title:

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the                                          of Callon Petroleum Company, a Delaware corporation (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of April 18, 2007 among the Borrower, Merrill Lynch Capital Corporation, as Administrative Agent for the lenders (the “Lenders”) which are or become a party thereto, Merrill Lynch Bank USA, as deposit bank, and such Lenders (together with all amendments or supplements thereto being the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):
     (a) The representations and warranties of the Borrower contained in Article VII of the Credit Agreement and in the Security Instruments and otherwise made in writing by or on behalf of the Borrower pursuant to the Credit Agreement and the Security Instruments were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct at and as of the time of delivery hereof, except to the extent any such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.
     (b) The Borrower has performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by it prior to or at the time of delivery hereof.
     (c) Since December 31, 2006, no event or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect.
     (d) There exists, and, after giving effect to the loan or loans with respect to which this certificate is being delivered, will exist, no Default under the Credit Agreement.
     (e) The financial statements furnished to the Administrative Agent with this certificate fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, the [fiscal quarter] [fiscal year] ending                                          and such financial statements have been prepared in accordance with the accounting procedures specified in the Credit Agreement.
     (f) Attached hereto are the detailed computations necessary to determine whether the Borrower and its Consolidated Subsidiaries are in compliance with Sections 9.10, 9.11 and 9.12 of the Credit Agreement as of the end of the [fiscal quarter] [fiscal year] ending                                         .

     EXECUTED AND DELIVERED this                      day of                                          .

CALLON PETROLEUM COMPANY
By:
Name:
Title:

EXHIBIT D
SECURITY INSTRUMENTS
1.	Guaranty executed by Callon Petroleum Operating Company, Callon Offshore Production, Inc., and Mississippi Marketing, Inc.

2.	Security Agreement executed by CPOC.

3.	Act of Mortgage, Security Agreement, Fixture Filing and Financing Statement (Louisiana) executed by CPOC and UCC-1 Financing Statements related thereto.

4.	Intercreditor Agreement executed by Union Bank of California, N.A. as Administrative Agent under the UBOC Credit Agreement and Merrill Lynch Capital Corporation as Administrative Agent under the Credit Agreement.

EXHIBIT E
FORM OF ASSIGNMENT AGREEMENT
     ASSIGNMENT AGREEMENT (“Agreement”) dated as of                                         , 20                      between:                                          (the “Assignor”) and                                                                                   (the “Assignee”).
RECITALS
     A. The Assignor is a party to the Credit Agreement dated as of April 18, 2007 (as amended and supplemented and in effect from time to time, the “Credit Agreement”) among Callon Petroleum Company, a Delaware corporation (the “Borrower”), each of the lenders that is or becomes a party thereto as provided in Section 12.06 of the Credit Agreement (individually, together with its successors and assigns, a “Lender”, and collectively, together with their successors and assigns, the “Lenders”), Merrill Lynch Capital Corporation, in its individual capacity (“Merrill”) and as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and Merrill Lynch Bank USA, as deposit bank.
     B. The Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, [all][a portion] of the Assignor’s Maximum Credit Amount and participations in outstanding Loans and its Deposit, all on the terms and conditions of this Agreement.
     C. In consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions.
     Section 1.01 Definitions. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.
     Section 1.02 Other Definitions. As used herein, the following terms have the following respective meanings:
     “Assigned Interest” means all of Assignor’s (in its capacity as a “Lender”) rights and obligations (i) under the Credit Agreement and the other Security Instruments in respect of the Maximum Credit Amount of the Assignor in the principal amount equal to $                                        , (ii) to participate in Loans under the Maximum Credit Amount and any right to receive payments for the participation in Loans outstanding under the Maximum Credit Amount assigned hereby of equal to $                                         (the “Loan Balance”), and (iii) in its Deposit in the principal amount of $                                         plus the interest and fees which will accrue from and after the Assignment Date.

“Assignment Date” means                                         , 200                    .
ARTICLE II
Sale and Assignment.
     Section 2.01 Sale and Assignment. On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.
     Section 2.02 Assumption of Obligations. The Assignee agrees with the Assignor (for the express benefit of the Assignor and the Borrower) that the Assignee will, from and after the Assignment Date, perform all of the obligations of the Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) the Assignor shall be released from the Assignor’s obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor’s rights, powers and privileges under the Credit Agreement and the other Security Instruments in respect of the Assigned Interest.
     Section 2.03 Consent by Administrative Agent [and the Borrower]. By executing this Agreement as provided below, in accordance with Section 12.06(b) of the Credit Agreement, the Administrative Agent [and the Borrower] hereby acknowledge[s] notice of the transactions contemplated by this Agreement and consents to such transactions.
ARTICLE III
Payments.
     Section 3.01 Payments. As consideration for the sale, assignment and transfer contemplated by Section 2.01 hereof, the Assignee shall, on the Assignment Date, assume Assignor’s obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Loan Balance, if any, and shall assume Assignor’s rights with respect to the Deposit. An amount equal to all accrued and unpaid interest and fees shall be paid to the Assignor as provided in Section 3.02(iii) below. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.
     Section 3.02 Allocation of Payments. The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Administrative Agent is authorized and instructed to allocate payments received by it for account of the Assignor and the Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.
     Section 3.03 Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.
ARTICLE IV
Conditions Precedent.
     Section 4.01 Conditions Precedent. The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:
     (a) the execution and delivery of this Agreement by the Assignor and the Assignee;
     (b) the receipt by the Assignor of the payment required to be made by the Assignee under Section 3.01 hereof; and
     (c) the acknowledgment and consent by the Administrative Agent [and the Borrower] contemplated by Section 2.03 hereof.
ARTICLE V
Representations and Warranties.
     Section 5.01 Representations and Warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:
     (a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;
     (b) the execution, delivery and compliance with the terms hereof by Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;
     (c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

     (d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;
     (e) the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and
     (f) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.
     Section 5.02 Disclaimer. Except as expressly provided in Section 5.01 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Credit Agreement or in any certificate or other document referred to or provided for in, or received by any Lender under, the Credit Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of the Credit Agreement, the Notes or any other document referred to or provided for therein or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder prior or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or the Subsidiaries [or any other obligor or guarantor], or any other matter relating to the Credit Agreement or any other Security Instrument or any extension of credit thereunder.
     Section 5.03 Representations and Warranties of the Assignee. The Assignee represents and warrants to the Assignor as follows:
     (a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;
     (b) the execution, delivery and compliance with the terms hereof by Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Governmental Requirement applicable to it;
     (c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;
     (d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;
     (e) the Assignee has fully reviewed the terms of the Credit Agreement and the other Security Instruments and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

     (f) the Assignee hereby affirms that the representations contained in Section 4.06(d)[(i)][ii)] of the Credit Agreement are true and accurate as to it [IF (ii) IS SELECTED ADD: and, the Assignee has contemporaneously herewith delivered to the Administrative Agent and the Borrower such certifications as are required thereby to avoid the withholding taxes referred to in Section 4.06]; and
     (g) the transactions contemplated by this Agreement are commercial lending transactions entered into in the ordinary course of the lending business of the Assignee.
ARTICLE VI
Miscellaneous.
     Section 6.01 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) to the intended recipient at its “Address for Notices” specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.
     Section 6.02 Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by the Administrative Agent.
     Section 6.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by the Assignee are also made for the benefit of the Administrative Agent and the Borrower, and the Assignee agrees that the Administrative Agent and the Borrower are entitled to rely upon such representations and warranties.
     Section 6.04 Assignments. Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Credit Agreement.
     Section 6.05 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     Section 6.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 6.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
     Section 6.08 Expenses. To the extent not paid by the Borrower pursuant to the terms of the Credit Agreement, each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

     Section 6.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

ASSIGNOR:
By:
Name:
Title:

Address for Notices: Telecopier No.: Telephone No.: Attention:

ASSIGNEE:
By:
Name:
Title:

Address for Notices: Telecopier No.: Telephone No.: Attention:
ACKNOWLEDGED AND CONSENTED TO:

,
as Administrative Agent

By:
Name:
Title:

[CALLON PETROLEUM COMPANY]
By:
Name:
Title: